UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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ProLogis

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Notice of 2008
Annual Meeting
    and
Proxy Statement

March 27, 2008

4545 Airport Way
Denver, Colorado 80239

March 27, 2008

Dear Shareholder,

You are cordially invited to attend the annual meeting of shareholders of ProLogis, which will take place on May 9, 2008, at our world headquarters in Denver, Colorado.

Details of the business to be conducted at the meeting are set forth in the accompanying notice of annual meeting and proxy statement.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. I urge you to promptly vote and authorize your proxy instructions by phone, via the Internet, or by completing, signing, dating, and returning your proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Trustees, I would like to express our appreciation for your continued interest in ProLogis.

Sincerely,

/s/ Jeffrey H. Schwartz
Jeffrey H. Schwartz
Chairman of the Board and
Chief Executive Officer

Every shareholder’s vote is important. Please complete, sign, date, and return your proxy form, or authorize your proxy by phone or via the Internet.

NOTICE OF 2008 ANNUAL MEETING
OF SHAREHOLDERS

10:30 a.m., May 9, 2008
ProLogis World Headquarters
4545 Airport Way
Denver, Colorado 80239

March 27, 2008

To our Shareholders:

The 2008 annual meeting of shareholders of ProLogis, a Maryland real estate investment trust, will be held at ProLogis’ world headquarters, 4545 Airport Way, Denver, Colorado 80239, on Friday, May 9, 2008, at 10:30 a.m. for the following purposes:

1.	To elect ten trustees to serve until the 2009 annual meeting;
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2008; and
3.	To consider any other matters that may properly come before the meeting and at any adjournments or postponements of the meeting.

Shareholders of record at the close of business on March 13, 2008 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

For the Board of Trustees,

/s/ Edward S. Nekritz
Edward S. Nekritz
Secretary

PROXY STATEMENT
ProLogis, 4545 Airport Way, Denver, Colorado 80239

This proxy statement is furnished in connection with the solicitation of proxies by the board of trustees of ProLogis for the 2008 annual meeting of shareholders of ProLogis. Distribution of this proxy statement and a proxy card to shareholders is scheduled to begin on or about March 27, 2008.

You can ensure that your shares are voted at the meeting by authorizing your proxy by phone, via the Internet, or by completing, signing, dating, and returning the enclosed proxy card in the envelope provided. If you are a shareholder of record, you may still attend the meeting and vote despite having previously authorized your proxy by any of these methods. A shareholder of record who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy, by notifying the inspector of election in writing of such revocation, or, if previous instructions were given by phone or via the Internet, by providing new instructions by the same means.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on May 9, 2008

This proxy statement, form of proxy, and our 2007 annual report are available at http://ir.prologis.com.

SUMMARY OF PROPOSALS SUBMITTED FOR VOTE

•	Proposal 1: Election of Trustees

Nominees:  At the annual meeting you will be asked to elect ten trustees to the board of trustees. The trustees will be elected to one-year terms and will hold office until the 2009 annual meeting and until their successors are elected and qualify.

Vote Required:  You may vote for or withhold your vote from any of the trustee nominees. Assuming a quorum is present, the trustees receiving a majority of the votes cast in person or by proxy at the meeting will be elected. For this purpose, a majority of the votes cast means that the number of common shares that are cast and are voted “For” the election of a trustee must exceed the number of common shares that are withheld from his or her election.

•	Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm:  At the annual meeting you will be asked to ratify the audit committee’s appointment of KPMG LLP as the company’s independent registered public accounting firm for the year 2008.

Vote Required:  You may vote for, vote against, or abstain from voting on ratifying the appointment of the independent registered public accounting firm. Assuming a quorum is present, the affirmative vote of a majority of the common shares voted at the meeting in person or by proxy will be required to ratify the audit committee’s appointment of the independent registered public accounting firm.

The board of trustees unanimously recommends that the shareholders vote FOR each of the proposals listed above.

The foregoing are only summaries of the proposals.
You should review the full discussion of each proposal
in this proxy statement before casting your vote.

ELECTION OF TRUSTEES	Proposal 1

•	Nominees

At the 2008 annual meeting, all ten trustee nominees are standing to be elected to hold office until the 2009 annual meeting and until their successors are elected and qualify. The ten nominees for election at the 2008 annual meeting, all proposed by the board of trustees, are listed below with brief biographies. They are all now ProLogis trustees. We do not know of any reason why any nominee would be unable or unwilling to serve as a trustee. However, if a nominee becomes unable to serve or will not serve, proxies may be voted for the election of such other person nominated by the board as a substitute or the board may reduce the number of trustees.

Under our bylaws, trustees in non-contested elections must receive a majority of affirmative votes cast for election at a meeting at which a quorum is present. For this purpose, a majority of the votes cast means that the number of common shares that are cast and are voted “For” the election of a trustee must exceed the number of common shares that are withheld from his or her election. If a trustee fails to obtain a majority, he or she must tender his or her resignation to the board. The board, generally through a process managed by the board governance and nomination committee, will decide whether to accept the resignation no later than 90 days after it is received. The board will then explain its decision to accept or reject the tendered resignation in a Current Report on Form 8-K, which will be filed promptly with the Securities and Exchange Commission (SEC).

The board of trustees unanimously recommends that the shareholders vote FOR the election of each nominee.

Stephen L. Feinberg.  Trustee since January 1993

Mr. Feinberg, 63, has been Chairman of the Board and Chief Executive Officer of Dorsar Investment Company, a diversified holding company with interests in real estate and venture capital, since 1970.

George L. Fotiades.  Trustee since December 2001

Mr. Fotiades, 54, has been Chairman of the Healthcare investment practice of Diamond Castle Holdings since April 2007 and was President and Chief Operating Officer of Cardinal Health, Inc. (Cardinal Health), a provider of services supporting the health care industry, until May 2006. He was previously President and Chief Executive Officer of Life Sciences Products and Services, a unit of Cardinal Health, and was with Cardinal Health or its predecessor in varying capacities from 1996 to 2006. He is a Director of Alberto-Culver Company.

Christine N. Garvey.  Trustee since September 2005

Ms. Garvey, 62, has served as a consultant to Deutsche Bank AG since May 2004. From May 2001 to May 2004, Ms. Garvey served as Global Head of Corporate Real Estate Services at Deutsche Bank AG London. Ms. Garvey is also a Director of HCP, Inc. and UnionBanCal Corp. and was a member of the board of Catellus Development Corporation (Catellus) from 1995 to September 2005, when it was merged with and into a subsidiary of ProLogis.

Lawrence V. Jackson.  Trustee since March 2008

Mr. Jackson, 54, was President and Chief Executive Officer, Global Procurement, of Wal-Mart Stores, Inc. (Wal-Mart) from April 2006 to February 2007, and prior to that role he was Executive Vice President and Chief People Officer of Wal-Mart. He was President and Chief Operating Officer of Dollar General Stores, Inc. from August 2003 to September 2004, and was Senior Vice President, Supply Operations, of Safeway, Inc. from September 1997 to August 2003.

Donald P. Jacobs.  Trustee since February 1996

Mr. Jacobs, 80, is the Gaylord Freeman Distinguished Professor of Banking and Dean Emeritus of the Kellogg School of Management and has been a member of its faculty since 1957. He serves on the Board of Directors of Terex Corporation.

Jeffrey H. Schwartz.  Trustee since August 2004

Mr. Schwartz, 48, has been Chairman of the Board of ProLogis since May 2007 and Chief Executive Officer of ProLogis since January 2005. He was President of International Operations of ProLogis from March 2003 to December 2004 and was Asia President and Chief Operating Officer from March 2002 to December 2004. He has been associated with ProLogis in varying capacities since 1994.

D. Michael Steuert.  Trustee since September 2003

Mr. Steuert, 59, has been Senior Vice President and Chief Financial Officer of Fluor Corporation, a publicly owned engineering and construction firm since 2001. Mr. Steuert is a Director of Weyerhaeuser Corporation.

J. André Teixeira.  Trustee since February 1999

Mr. Teixeira, 55, is Vice President, International Research and Development, of Campbell Soup Company. Mr. Teixeira is a founding partner of and was President of eemPOK, a management consulting firm in Belgium, from January 2005 to January 2007, and was Chairman and Senior Partner with BBL Partners, a consulting and trading company in Moscow, Russia from January 2002 to July 2006. He was Vice President, Global Innovation and Development, of InBev, formerly Interbrew, a publicly traded brewer in Belgium, from February 2003 to October 2004, and prior to that was with Coca-Cola in varying capacities between 1978 and 2001 (including President, Coca-Cola Russia/Ukraine/Belarus in Moscow, Russia).

William D. Zollars.  Trustee since June 2001

Mr. Zollars, 60, has been Chairman, President and Chief Executive Officer of YRC Worldwide Inc. (YRC) (formerly Yellow Roadway Corporation), a holding company specializing in the transportation of industrial, commercial, and retail goods, since 1999 and has been with YRC in varying capacities since 1996. He is a Director of CIGNA Corporation and Cerner Corporation.

Andrea M. Zulberti.  Trustee since May 2005

Ms. Zulberti, 56, retired in August 2003 as a Managing Director for Barclays Global Investors (BGI), one of the world’s leading investment management firms. Ms. Zulberti held various positions at BGI starting in 1989 and was Head of Global Operations/Global Chief Administrative Officer from 2000 until her retirement.

CORPORATE GOVERNANCE

ProLogis remains committed to furthering meaningful corporate governance practices and maintaining a business environment of uncompromising integrity. We continue to implement this commitment through, among other things, our governance policies and compliance with the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange (NYSE). Our board has formalized several policies, procedures and standards of corporate governance that are reflected in our governance guidelines. These governance guidelines, some of which we touch on below, can be viewed, together with any future changes, on our website at http://ir.prologis.com. In addition, copies of our governance guidelines can be obtained by any shareholder, free of charge, upon written request to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239.

Trustee Independence.  We require that a majority of our board be independent in accordance with NYSE requirements. To determine whether a trustee is independent, the board must affirmatively determine that there is no direct or indirect material relationship between the company and the trustee. The board has determined that trustees Feinberg, Fotiades, Garvey, Jackson, Jacobs, Steuert, Teixeira, Zollars, and Zulberti are independent. The board reached its decision after reviewing trustee questionnaires, considering any transactions and relationships between us, our affiliates, members of our senior management and their affiliates, and each of the trustees, members of each trustee’s immediate family, and each trustee’s affiliates, and considering all other relevant facts and circumstances. The board has also determined that all members of the audit, management development and compensation, and board governance and nomination committees are independent in accordance with NYSE and SEC rules and that all members of the audit committee are financially literate.

Lead Trustee.  Our outside trustees, meaning those trustees who are not officers or employees of ProLogis, meet in regular executive sessions without management being present. The chair of these executive sessions was trustee Brooksher until February 22, 2008, when the trustees named trustee Feinberg as lead trustee to chair these executive sessions.

Communicating with Trustees.  You can communicate with any of the trustees, individually or as a group, by writing to them c/o Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239. All communications should prominently indicate on the outside of the envelope that they are intended for the full board, for outside trustees only, or for any particular group or member of the board. Each communication intended for the board and received by the secretary, which is related to the operation of the company and is not otherwise commercial in nature, will be forwarded to the specified party following its clearance through normal security procedures. The outside trustees will be advised of any communications that were excluded through normal security procedures, and they will be made available to any outside trustee who wishes to review them.

Shareholder Recommended Nominees for Trustee.  The board governance and nomination committee considers shareholder recommended nominees for trustees and screens all potential candidates in the same manner regardless of the source of the recommendation. Recommended nominees should be submitted to the committee following the same requirements as shareholder proposals generally and, like all proposals, must satisfy, and will be subject to, our bylaws and applicable SEC, NYSE, and Maryland rules and regulations. Submittals should also contain a brief biographical sketch of the candidate, a document indicating the candidate’s willingness to serve if elected and evidence of the nominating person’s share ownership. Shareholder recommendations for board candidates should be sent to the Board Governance and Nomination Committee, c/o Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239. For more information on procedures for submitting nominees, see “Additional Information — Shareholder Proposals for Inclusion in Next Year’s Proxy Statement” and “— Shareholder Nominations and other Shareholder Proposals for Presentation at Next Year’s Annual Meeting.” The committee reviews its recommendations with the board, which in turn selects the final nominees. The committee may look at a variety of factors in identifying potential candidates and may request interviews or additional information as it deems necessary. Our declaration of trust requires that our trustees be individuals who are at least 21 years old and not under any legal disability. There are no other minimum qualifications that the committee believes must be met by a nominee. In the course of identifying and evaluating candidates, the committee will sometimes retain executive search firms on a fee basis to identify candidates for the board (as was the case for Mr. Jackson in connection with his appointment to the board in March 2008) who are then screened following the same procedures as all other candidates. In addition to shareholder nominees, the committee will consider candidates recommended by trustees, officers, third-party search firms, employees, and others.

Code of Ethics and Business Conduct.  We have adopted a code of ethics and business conduct that applies to all employees and trustees entitled A Commitment to Excellence and Integrity, which can be viewed, together with any future changes, on our website at http://ir.prologis.com. In addition, copies of our code of ethics and business conduct can be obtained, free of charge, upon written request to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239. Our code details the expected behavior of all employees in routinely applying our institutional and personal values of honesty, integrity, and fairness to everything we do at ProLogis. The code outlines in great detail the key principles of ethical conduct expected of ProLogis employees, officers, and trustees, including matters related to conflicts of interest, use of company resources, fair dealing, and financial reporting and disclosure. The code also establishes formal procedures for reporting illegal or unethical behavior to the ethics administrator. In addition, it permits employees to report on a confidential or anonymous basis if desired, any concerns about the company’s accounting, internal accounting controls, or auditing matters. Employees may contact the ethics administrator by e-mail, in writing to a special address, or to a toll-free telephone number. Any significant concerns are reported to the audit committee.

BOARD OF TRUSTEES AND COMMITTEES

Our board of trustees currently consists of thirteen trustees, nine of whom are independent under the requirements of the NYSE listing rules. All of our current trustees, other than K. Dane Brooksher, Walter C. Rakowich, and Nelson C. Rising, are standing for re-election at the 2008 annual meeting of shareholders, The board held eleven meetings in 2007 and all trustees attended 75% or more of the board meetings and meetings of the committees on which they served during the periods they served. Each trustee is expected to attend the annual meeting of shareholders absent cause, and all trustees attended the annual meeting last year.

The four standing committees of the board are an audit committee, an investment committee, a board governance and nomination committee, and a management development and compensation committee.

Audit Committee.  The members of the audit committee are trustees Steuert, who chairs the committee, Fotiades, Garvey, and Jacobs, each of whom is independent under the rules of the NYSE. This committee’s primary duties and responsibilities include: (i) selecting and overseeing our independent registered public accounting firm, and monitoring the quality and integrity of the accounting, auditing, and reporting practices of the company in general; (ii) approving audit and non-audit services provided to the company; (iii) monitoring our internal audit function, internal controls, and disclosure controls; and (iv) reviewing the adequacy of its charter on an annual basis. The board has determined that Mr. Steuert is qualified as an audit committee financial expert within the meaning of the SEC regulations. There were eight meetings of this committee in 2007 and its report appears below under “Audit Committee Report.” The audit committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com. In addition, copies of the charter can be obtained by any shareholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239.

Investment Committee.  The members of the investment committee are trustees Feinberg, who chairs the committee, Fotiades, Rising, and Zulberti. This committee is responsible for approving certain significant acquisitions, dispositions, and other investment decisions of the company. This committee also approves annual total committed investment amounts by region based on our annual budget and reviews significant investment risk metrics. This committee makes regular reports to the board concerning its activities. There were six meetings of this committee in 2007.

Board Governance and Nomination Committee.  The members of the board governance and nomination committee are trustees Fotiades, who chairs the committee, Garvey, Teixeira, and Zollars, each of whom is independent under the rules of the NYSE. The primary responsibilities of this committee, which we typically refer to as our “governance committee”, include: (i) reviewing potential board nominees and giving candidate recommendations to the board; (ii) assessing and making recommendations to the board on corporate governance matters and developing and recommending governance principles to the board; (iii) assisting with annual self-evaluations of the board and its committees and making recommendations to the board concerning committee appointments; and (iv) reviewing the adequacy of its charter on an annual basis. There were three meetings of this committee in 2007. The committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com. In addition, copies of the charter can be obtained by any shareholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239.

Management Development and Compensation Committee.  The members of the management development and compensation committee, which we typically refer to as our “compensation committee,” are trustees Jacobs, who chairs the committee, Feinberg, Zollars, and Zulberti, each of whom is independent under the rules of the NYSE. The compensation committee is responsible for: (i) reviewing and recommending to the board corporate goals and objectives relative to the compensation of our chief executive officer; (ii) evaluating the chief executive officer’s performance in light of those goals and objectives, and recommending to the board the chief executive officer’s compensation level based on that evaluation; (iii) reviewing and recommending to the board the compensation of the senior officers of the company; (iv) making recommendations to the board on general compensation practices; (v) retaining a compensation consulting firm, including sole authority to approve the firm’s fees and other retention terms; (vi) reviewing and reassessing its charter on an annual basis; (vii) reviewing material regulatory and legal matters; (viii) ensuring reports are made to the board or in filings as required by the SEC and the NYSE; (ix) participating in succession planning for key executives; and (x) forming and delegating authority to subcommittees when deemed appropriate by the committee. The company’s chief executive officer also reports regularly to the compensation committee on the company’s management development activities. The compensation committee has retained the independent compensation consultant Frederic W. Cook & Co., Inc. to assist the committee in assessing our compensation programs for senior officers. The consultant does not advise management of the company, receives no compensation from the company other than for its work in advising the committee, and maintains no other economic relationships with the company. The compensation consultant conducts a comprehensive competitive review of the compensation program for the company’s senior officers, in terms of both structure and magnitude. The compensation committee uses the review to assist it in making compensation recommendations to the board. Our chief executive officer makes separate recommendations to the compensation committee concerning the form and amount of compensation for our senior officers (excluding his own compensation). Please see “Compensation Matters — Compensation Discussion and Analysis” for additional information about, and the processes and procedures for determining, executive officer compensation. There were four meetings of this committee in 2007 and its report appears under “Compensation Matters — Compensation Committee Report.” The compensation committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com. In addition, copies of the charter can be obtained by any shareholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239.

Compensation Committee Interlocks and Insider Participation.  No member of the compensation committee: (i) was, during the year ended December 31, 2007, or had previously been, an officer or employee of the company or (ii) had any material interest in a transaction with the company or a business relationship with, or any indebtedness to, the company. No interlocking relationships existed during the year ended December 31, 2007, between any member of the board or the compensation committee and an executive officer of the company.

INFORMATION RELATING TO TRUSTEES, NOMINEES,
AND EXECUTIVE OFFICERS

•  Common Shares Beneficially Owned

The following table shows the number of our common shares beneficially owned, as of March 13, 2008 (or such other date indicated in the footnotes below), by each person known to us to be the beneficial owner of five percent or more, in the aggregate, of our outstanding common shares.

	Amount of Shares
Name and Address	Beneficially Owned	% of Shares
Barclays Global Investors, NA(1)	24,381,158	9.4%
45 Fremont Street
San Francisco, CA 94105
The Vanguard Group, Inc.(2)	16,404,084	6.3%
100 Vanguard Blvd.
Malvern, PA 19355

(1) Information regarding beneficial ownership of our common shares by Barclays Global Investors, NA and certain related entities is included herein based on a Schedule 13G filed with the SEC on February 6, 2008 relating to such shares beneficially owned as of December 31, 2007. Such report provides that: (i) Barclays Global Investors, NA has sole voting power with respect to 12,037,324 of such common shares and sole dispositive power with respect to 14,892,186 of such common shares; (ii) Barclays Global Fund Advisors has sole voting and dispositive power with respect to 6,356,453 of such common shares; (iii) Barclays Global Investors, Ltd has sole voting power with respect to 1,910,970 of such common shares and sole dispositive power with respect to 2,126,500 of such common shares; (iv) Barclays Global Investors Canada Limited has sole voting and dispositive power with respect to 220,887 of such common shares; and (v) Barclays Global Investors Japan Limited has sole voting and dispositive power with respect to 785,132 of such common shares. Such entities have represented that the common shares reported were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of ProLogis and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

(2) Information regarding beneficial ownership of our common shares by The Vanguard Group, Inc. is included herein based on a Schedule 13G/A filed with the SEC on February 12, 2008 relating to such shares beneficially owned as of December 31, 2007. The Vanguard Group, Inc. has sole power to vote or to direct the vote with respect to 259,955 of the common shares reported and has sole dispositive power with respect to all of the common shares reported. The Schedule 13G/A also provides that Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,660 of our common shares as a result of its serving as investment manager of collective trust accounts and VFTC directs the voting of such shares. The Vanguard Group, Inc. has represented that the common shares reported were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of ProLogis and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

The following table shows the number of our common shares beneficially owned, as of March 13, 2008, by: (i) our chief executive officer; (ii) our chief financial officer; (iii) our other executive officers (other than Ms. Bokides, who resigned as our chief financial officer effective March 31, 2007) who are included in the Summary Compensation Table For Fiscal Year 2007 under “Compensation Matters — Summary Compensation Table For Fiscal Year 2007” (collectively with our chief executive officer and our chief financial officer, our “named executive officers”); (iv) each of our trustees; and (v) our trustees and executive officers as a group.

	Shares Beneficially Owned
	Shares Owned as	Shares That May
	of March 13,	Be Acquired by	Total Beneficial
Name(1)	2008(2)	May 12, 2008(3)	Ownership	% of Shares
Named Executive Officers:
Jeffrey H. Schwartz(4)	249,656	511,615	761,271	(5)
Walter C. Rakowich(6)	69,636	508,778	578,414	(5)
Ted R. Antenucci	12,253	49,588	61,841	(5)
William E. Sullivan	411	—	411	(5)
Edward S. Nekritz	44,515	136,637	181,152	(5)

Trustees:
K. Dane Brooksher(7)	371,162	1,458,276	1,829,438	(5)
Stephen L. Feinberg(8)	174,760	21,032	195,792	(5)
George L. Fotiades	13,132	10,000	23,132	(5)
Lawrence V. Jackson	—	—	—	(5)
Christine N. Garvey	15,592	10,000	25,592	(5)
Donald P. Jacobs	8,677	31,032	39,709	(5)
Nelson C. Rising(9)	233,434	—	233,434	(5)
D. Michael Steuert	—	10,000	10,000	(5)
J. André Teixeira	13,438	17,810	31,248	(5)
William D. Zollars	—	10,000	10,000	(5)
Andrea M. Zulberti	1,000	10,000	11,000	(5)

All trustees and executive officers as a group (16 total)			3,992,434	1.5%

(1) The principal address of each person is: c/o ProLogis, 4545 Airport Way, Denver, Colorado 80239.

(2) This column includes common shares owned directly or indirectly, through contract, arrangement, understanding, or relationship, including vested common shares owned through our 401(k) Savings Plan and Trust (401(k) Plan). Unless indicated otherwise, all interests are owned directly, and the indicated person has sole voting and investment power.

(3) This column includes common shares that may be acquired within 60 days through the exercise of vested, non-voting options to purchase our common shares. Unless indicated otherwise, all interests are owned directly and the indicated person will have sole voting and investment power upon receipt. This column does not include vested, non-voting equity awards or other common shares, receipt of which has been deferred at the election of the named executive officer or the trustee, as these awards cannot be distributed within 60 days. The total number of vested, non-voting equity awards or other common shares not included for each named executive officer and trustee is:

•	Mr. Schwartz	173,346
•	Mr. Rakowich	133,499
•	Mr. Antenucci	—
•	Mr. Sullivan	3,782
•	Mr. Nekritz	8,310
•	Mr. Brooksher	157,705
•	Mr. Feinberg	24,629
•	Mr. Fotiades	14,680
•	Mr. Jackson	—
•	Ms. Garvey	3,458
•	Mr. Jacobs	23,601
•	Mr. Rising	4,558
•	Mr. Steuert	11,112
•	Mr. Teixeira	5,419
•	Mr. Zollars	15,461
•	Ms. Zulberti	5,150

(4) Mr. Schwartz has pledged 128,263 of the common shares beneficially owned by him as of March 13, 2008 as security.

(5) The percent is less than 1% of the total common shares outstanding as of March 13, 2008.

(6) The common shares beneficially owned by Mr. Rakowich as of March 13, 2008 include: (i) 54,012 common shares held in a trust for Mr. Rakowich’s family of which he is a beneficiary; (ii) 872 common shares owned by his children; (iii) 504 common shares held in a trust in which Mr. Rakowich is trustee and for which he disclaims beneficial ownership; and (iv) 549 common shares held in a trust.

(7) The common shares beneficially owned by Mr. Brooksher as of March 13, 2008 include 366,451 common shares held in four trusts. Mr. Brooksher is trustee for three of the trusts, and he shares trustee responsibilities with his wife for the other.

(8) The common shares beneficially owned by Mr. Feinberg as of March 13, 2008 include: (i) 50,000 common shares owned by Dorsar Partners, LP of which Mr. Feinberg may be deemed to share voting and investment power; (ii) 40,000 common shares owned by Dorsar Investment Company of which Mr. Feinberg may be deemed to share voting and investment power; and (iii) 12,000 common shares in two trusts, one in which Mr. Feinberg is a beneficiary and one in which he is trustee and a relative is the beneficiary. Mr. Feinberg has pledged 162,760 of the common shares beneficially owned by him as security.

(9) The common shares beneficially owned by Mr. Rising as of March 13, 2008 include 2,912 shares held by the Rising Family Foundation, a non-profit charitable foundation of which Mr. Rising and his wife are the sole directors.

•  Certain Relationships and Related Transactions

In 1993 and 1994, respectively, we acquired two industrial real estate portfolios from entities in which Mr. Schwartz was an owner and principal officer. These transactions were negotiated at arm’s length before he became affiliated with us. As a result of these transactions, Mr. Schwartz, through entities in which he has an ownership interest or individually, acquired an ownership interest and became a limited partner in certain of our limited partnerships that were formed to own the real estate assets of such portfolios.

Mr. Schwartz had direct ownership interests in ProLogis Limited Partnership-III and ProLogis Limited Partnership-IV of 5.01% and 1.02%, respectively, until June 8, 2007, at which time he exchanged all such interests for 78,677 of our common shares, and 49,586 of our common shares, respectively.

Related Parties Transaction Policy.  We recognize that transactions between us and related parties can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our best interests and the best interests of our shareholders. Related parties may include our trustees, executives, significant shareholders, and immediate family members and affiliates of such persons.

Several provisions of our code of ethics and business conduct are intended to help us avoid the conflicts and other issues that may arise in transactions between us and related parties, including the following:

•	employees will not engage in conduct or activity that may raise questions as to the company’s honesty, impartiality, or reputation or otherwise cause embarrassment to the company;

•	employees shall not hold financial interests that conflict with or leave the appearance of conflicting with the performance of their duties;

•	employees shall act impartially and not give undue preferential treatment to any private organization or individual; and

•	employees should avoid actual conflicts or the appearance of conflicts of interest.

Our code may be amended, modified, or waived by our board or our governance committee, subject to the disclosure requirements and other provisions of the rules and regulations of the SEC and the NYSE. We have never waived the application of our code and have no intention to do so.

In addition, our declaration of trust provides that any transaction between the company and any trustee or any affiliates of any trustee must be approved by a majority of the trustees not interested in the transaction. Also, our written governance guidelines state that one of the primary responsibilities of our board is to review the adequacy of the company’s systems for safeguarding the company’s assets.

Although we do not have detailed written procedures concerning the waiver of the application of our code of ethics and business conduct or the review and approval of transactions with trustees or their affiliates, our trustees would consider all relevant facts and circumstances in considering any such waiver or review and approval, including:

•	whether the transaction is in, or not inconsistent with, the best interests of the company and its shareholders;

•	the terms of the transaction and the terms of similar transactions available to unrelated parties or employees generally;

•	the availability of other sources for comparable products or services;

•	the benefits to the company;

•	the impact on the trustee’s independence, if the transaction is with a trustee or an affiliate of a trustee; and

•	the possibility that the transaction may raise questions about the company’s honesty, impartiality, or reputation.

COMPENSATION MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the material elements of the 2007 and 2006 compensation of our named executive officers.

•	Executive Officer Compensation Philosophy

Our compensation philosophy is to reward superior company and executive performance and to attract and retain highly competent executives upon whose judgment, initiative, leadership, and continued efforts our success depends. Our compensation committee reviews and recommends all executive officer compensation policies. Our compensation committee also evaluates the effectiveness of our executive officer compensation programs in hiring, motivating, and retaining key employees and in creating long-term shareholder value. The policies and programs are primarily designed to:

•	provide executives with fair, reasonable, and competitive compensation, with a significant portion of total compensation at risk, tied to the performance of the company and the individual executive officer;

•	align the interests of executive officers with the interests of long-term shareholders by providing our executive officers an equity stake in the company; and

•	achieve these goals through salary and bonus, share options, restricted share units, and contingent performance shares.

All grants of share options, restricted share units, and contingent performance shares in 2007 were made under the ProLogis 2006 Long-Term Incentive Plan, which our shareholders approved in 2006. Each component is discussed in greater detail below, along with other arrangements used to reward, create incentives for, and retain our executive officers.

•	Compensation Elements for Executive Officers

The basic elements of our compensation approach are:

Salary and Bonus.  Salary is paid for ongoing individual performance throughout the year, and we generally pay salary at mid-market levels for similarly situated executives, as confirmed by our independent compensation consultant Frederic W. Cook & Co., Inc. Cash bonuses, paid in January for prior year performance, are also generally targeted at mid-market levels, however, the actual cash bonuses are ultimately determined by the compensation committee based on its judgment of a variety of relevant factors as described below in “— How Executive Pay Levels are Determined.”

Equity Awards.  Share options and other equity awards are normally awarded at the board’s regularly scheduled meeting in December. Equity awards have traditionally been awarded in connection with the determination of overall compensation for our executive officers near the end of our fiscal year when performance factors for the year are typically known. In connection with the hiring of new executive officers, we may grant equity awards at other times in the year in order to attract the executive to the company. In addition, we occasionally issue equity awards earlier in the year in order to reward individual performance or to retain the services of an executive. Equity awards are also generally targeted at mid-market levels for similarly situated executives, as confirmed by our independent compensation consultant, however, the actual equity awards are ultimately determined by the compensation committee based on its judgment of a variety of relevant factors as described below in “— How Executive Pay Levels are Determined.” The allocation of equity incentive compensation between share options, restricted share units, and contingent performance shares is approximately one-third each based on the compensation committee’s belief that this mix promotes the objectives of long-term shareholder value creation and executive officer retention.

•	Share Options. We believe that options to purchase our common shares are an effective incentive for executive officers and other key employees in performance and retention, and they promote a close identity of interests between the executives and the shareholders. The executive or employee benefits only when our common share price rises and, generally, if the executive remains employed during the vesting period. Generally, our share option awards vest ratably over four years. Share options are granted with an exercise price equal to the closing price of our common shares on the grant date. The exercise price for any outstanding share option may not be decreased after the date of grant except for reductions approved by our shareholders and for adjustments relating to an overall adjustment of shares.

•	Restricted Share Units (RSUs). We grant RSUs to executive officers and other key employees. Each unit is equal to one common share, and the awards generally vest ratably over four years (or longer in connection with the award of certain RSUs to Mr. Antennuci under his employment agreement in May 2006). RSUs provide further incentive to achieve long-range goals consistent with the interests of our shareholders. RSUs also encourage continued service because unvested RSUs are forfeited if the executive’s or employee’s service with the company is terminated. Dividend equivalent units are awarded with RSUs and vest under the same criteria as the underlying RSU.

•	Contingent Performance Shares (CPSs). We grant CPSs (a type of long-term equity incentive compensation) to executive officers and other key employees because, like share options and RSUs, we believe they promote a close identity of longer-term interests between executive officers and shareholders by compensating executive officers based on the company’s performance. The company’s performance over a performance period, generally three years, is measured by comparing our total shareholder return to the fifty largest (by market capitalization) equity real estate investment trusts listed in the National Association of Real Estate Investment Trust’s published index as of the beginning of the performance period.[1] Total shareholder return includes share price change plus cash dividends, with the assumption that all dividends are immediately reinvested in shares (as calculated using data available on Bloomberg). Based upon the company’s performance, as compared to the performance of the named companies, the executive officer and key employee may earn from zero to 200% of the targeted award. Each award is earned at the end of the performance period that generally begins on January 1st following the December award date. Mr. Antennuci’s amended employment agreement provides him with certain CPSs that have a longer performance period that is measured from May 2006. CPSs also encourage continued service because CPSs are forfeited if the executive or employee leaves the company before the award is earned. Dividend equivalent units are awarded with CPSs and are earned under the same criteria as the underlying CPSs.

•	Performance Share Awards (PSAs). In September 2004, we granted PSAs relating to our 2005 fiscal year to our executive officers and certain other officers. Each award was equal to one common share. A target number of performance shares for each relevant officer was established at the grant date and the officer could earn between 0% and 200% of such targeted number of performance shares. The actual number of performance shares awarded on December 31, 2005 was determined subjectively by the compensation committee based upon its judgment of: (i) company funds from operations (as defined by the company) per share growth as compared to certain comparison group companies; (ii) to a lesser extent, company funds from operations (as defined by the company) per share as compared to budgeted amounts at the beginning of 2005; (iii) the company’s return on invested capital as compared to such comparison group companies; and (iv) individual performance based on the individual performance factors described under “— How Executive Pay Levels are Determined.” Each named executive officer earned 100% of the target number of performance shares established on the grant date. PSAs were forfeited if the executive or employee left the company before the completion of a two-year vesting period, thus encouraging continued service. Dividend equivalent units are awarded with PSAs and are earned and vest under the same criteria as the underlying PSAs. The last PSAs awarded were earned on December 31, 2005 and vested on December 31, 2007.

•	Dividend Equivalent Units (DEUs). RSUs, CPSs, and PSAs earn DEUs on December 31st of each year that the award is outstanding. DEUs are awarded in the form of common shares at the rate of one common share per DEU. DEUs are accrued based on our annual common share distribution rate and are earned and/or vest under the same terms as the underlying award.

1 As of December 31, 2007, the following companies comprised this group: Apartment Investment and Management Company, Alexandria Real Estate Equities, Inc., AMB Property Corporation, Archstone-Smith Trust, AvalonBay Communities, Inc., Boston Properties, Inc., BRE Properties, Inc., Camden Property Trust, CBL & Associates Properties, Inc., Colonial Properties Trust, Cousins Properties Incorporated, Crescent Real Estate Equities Company, Developers Diversified Realty Corporation, Duke Realty Corporation, Equity Office Properties Trust, Equity Residential, Essex Property Trust, Inc., Federal Realty Investment Trust, First Industrial Realty Trust, Inc., General Growth Properties, Inc., HCP, Inc., Health Care REIT, Inc., Hospitality Properties Trust, Host Hotels & Resorts, Inc., HRPT Properties Trust, Kilroy Realty Corporation, Kimco Realty Corporation, LaSalle Hotel Properties, Liberty Property Trust, The Macerich Company, Mack-Cali Realty Corporation, The Mills Corporation, New Plan Excel Realty Trust, Inc., Pan Pacific Retail Properties, Inc., Pennsylvania Real Estate Investment Trust, Plum Creek Timber Company, Inc., ProLogis, Public Storage, Rayonier, Reckson Associates Realty Corp., Regency Centers Corporation, Simon Property Group, Inc., SL Green Realty Corp., Sovran Self Storage, Inc., Taubman Centers, Inc., Trizec Properties, Inc., UDR, Inc., Ventas, Inc., Vornado Realty Trust, and Weingarten Realty Investors. The following companies no longer have publicly traded equity securities and, for purposes of the return calculation, assume the mean performance of the other companies in this group as of the date, with respect to each such company, that was sixty days prior to the first public announcement that such company would be involved in a transaction pursuant to which it would cease to have publicly traded equity securities: Trizec Properties, Inc., Pan Pacific Retail Properties, Inc., Reckson Associates Realty Corp., Equity Office Properties Trust, The Mills Corporation, New Plan Excel Realty Trust, Inc., Crescent Real Estate Equities Company, and Archstone-Smith Trust.

Other types of executive officer compensation and related arrangements consist of:

•	Nonqualified Savings Plan (NSP) and Other Deferrals. The NSP is a nonqualified deferred compensation plan under Section 409A of the Internal Revenue Code of 1986, as amended (Code), that provides executives and certain other employees with a tax advantaged opportunity to save money to meet their retirement income needs. The NSP works in tandem with our 401(k) Plan by allowing participants to defer the receipt and income taxation of a portion of their compensation in excess of the amount permitted under our 401(k) Plan. Deferrals to the NSP and the earnings on the deferrals are not subject to federal income taxes until distribution. In general, funds deferred under the NSP become available to the participant upon his or her termination of employment. The value of a participant’s account under the NSP is determined by the performance of an array of hypothetical investment funds that mirror the investment funds available to participants in our 401(k) Plan. In addition, certain executives may defer the receipt of their cash bonus or share awards (RSUs, CPSs, and DEUs) in accordance with the terms and conditions established by the compensation committee under our 2006 Long-Term Incentive Plan. In connection with the merger with Catellus in 2005, we assumed, with respect to former Catellus employees (including Mr. Antenucci), the nonqualified deferred compensation plan in which such employees participated before the merger. More information concerning the NSP, certain differences between the NSP and the assumed Catellus plan, and the deferral of cash bonuses and equity compensation is provided below under “— Nonqualified Deferred Compensation for Fiscal Year 2007.”

•	Change in Control Arrangements. We have entered into a change in control agreement, or executive protection agreement, with each of our named executive officers in order to, among other things, assure us of the continuity of the executive’s services in the event of a change in control of the company and provide a fair and reasonable severance to executives that are terminated in connection with a change in control. In evaluating the need for, and the structure of, the executive protection agreements and the related provisions of Mr. Antenucci’s employment agreement, the compensation committee considered the practices of similar companies in the market for executive talent (as provided by the committee’s independent compensation consultant). The committee concluded that agreements of this type would provide the company a competitive advantage in attracting and retaining highly competent executives — one of the primary goals of the company’s compensation philosophy. These agreements are also intended to serve the interests of our shareholders by: (i) providing for the continuity of the services of the executives during a threatened or actual change in control; (ii) increasing the objectivity of the executives in analyzing a proposed change in control and advising the board of trustees whether such a proposal is in the best interests of the company and its shareholders; (iii) retaining the executive’s best efforts over a change in control transition period and providing an incentive to complete the change in control transaction; and (iv) treating executives fairly by alleviating concerns regarding continued employment. The “double-trigger” (i.e., a change in control and a termination of employment) structure of the change in control payments and the equity vesting acceleration provisions were designed with input from the committee’s independent compensation consultant to be, in the judgment of the committee, fair and reasonable in light of competitive compensation practices and the company’s compensation philosophy. On March 14, 2008, we entered into an employment agreement with Mr. Schwartz that provides for potential payments following a change in control for similar reasons. The potential payments under these agreements did not materially affect decisions concerning other compensation elements. In addition, equity awards under our 2006 Long-Term Incentive Plan provide that if a change in control occurs and, subject to certain conditions, the executive is terminated other than for cause or the incentive plan is terminated, all unvested share options become immediately exercisable and other unvested awards become fully vested. More information concerning the change in control arrangements is provided below under “— Potential Payments Upon Termination or Change in Control.”

•	Certain Employment Agreements. In connection with our merger with Catellus in 2005, we entered into an employment agreement with Mr. Antenucci in order to assure us of the continuity of his services. This agreement was amended and restated in May 2006 and amended in September 2007 to further assure the continuity of his services. The agreement concerns, among other things, compensation payable to Mr. Antenucci. The provisions of Mr. Antenucci’s employment agreement relating to involuntary termination without cause or voluntary termination for good reason were part of Mr. Antenucci’s employment agreement with Catellus prior to Catellus’ merger with the company in 2005. Such provisions were retained in his employment agreement with the company in order to retain his continued service with the company. In September 2007, we entered into an employment agreement with Mr. Rakowich that was amended and restated in February 2008 to, among other things, retain his services during a transition period leading to his planned retirement in January 2009. The agreement concerns, among other things, compensation payable to Mr. Rakowich. On March 14, 2008, we entered into an employment agreement with Mr. Schwartz in order to assure us of the continuity of his services. The agreement concerns, among other things, compensation payable to Mr.Schwartz. The agreements with Mr. Antenucci, Mr. Rakowich, and Mr. Schwartz are described in more detail below under “— Grants of Plan-Based Awards for Fiscal 2007 — Narrative Discussion to the Summary Compensation Table for Fiscal Year 2007 and the Grants of Plan-Based Awards for Fiscal Year 2007 Table” and under “— Potential Payments Upon Termination or Change in Control.”

•	Perquisites and Relocation Benefits. In order to attract and retain highly qualified individuals for key positions, we occasionally provide our executive officers with perquisites and other personal benefits that are consistent with our compensation philosophy. In connection with the promotion of Mr. Schwartz to Chief Executive Officer in 2005, the hiring of Mr. Sullivan as Chief Financial Officer in 2007, and the hiring of Ms. Bokides as Chief Financial Officer in 2005, and each of their relocations to our headquarters in Colorado, we agreed, consistent with our relocation policy, to provide certain assistance in connection with their moves and the sale of their respective homes. These arrangements were entered into in order to encourage such officers to continue or accept employment with us, to facilitate their moves to Colorado, and to allow them to be more immediately effective in their roles with us. These benefits are described in more detail below in the footnotes to the Summary Compensation Table For Fiscal Year 2007.

•	Share Ownership Guidelines. We have adopted share ownership guidelines for our trustees and senior management in order to further promote a close identity of longer-term interests between them and our shareholders. The guideline for our chief executive officer is a market value of common share ownership of five times his base salary. The guideline for our president and chief operating officer is a market value of common share ownership of four times base salary. The guideline for our other named executive officers is a market value of common share ownership of three times base salary. Shares included under these guidelines include common shares owned outright, vested RSUs, CPSs, PSAs, and DEUs, operating partnership units, vested common shares in our 401(k) Plan, and common shares acquired through our employee share purchase plan. Each officer has three years from the adoption of the guidelines or the date on which they become an executive officer to comply with the guidelines. Upon exercise of share options and distributions of equity awards, net profit shares must be retained until such time as the ownership guidelines have been met, and common shares must be held at a level to ensure continuing compliance with the guidelines. Trustees are required to own our common shares with an aggregate market value equal to $250,000 (which is five times their annual retainer for 2007). Ownership can be in the form of shares owned outright, vested deferred share units, and vested DEUs. Each trustee has three years from the date the guidelines were adopted, or the date on which the trustee became a member of our board, in which to comply with the guidelines. Our board has adopted a policy prohibiting our trustees and executive officers from hedging the economic risk associated with common shares held in compliance with our share ownership guidelines.

•	Recovery of Awards Policy. Our board has adopted a policy for, in appropriate cases, adjusting or recovering awards or amounts paid to executive officers in the event of a restatement of the performance measures upon which the awards or amounts paid are based in a manner that would have reduced the size of the award or payment if the relevant officer engaged in intentional misconduct that caused or partially caused the need for the restatement. The policy further provides that if the board learns of any misconduct by an executive officer or certain other officers that contributed to the company having to restate all or a portion of its financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate. In determining what remedies to pursue, the board shall take into account all relevant factors, including whether the restatement was the result of negligent, intentional or gross misconduct.

•	How Executive Pay Levels are Determined

The compensation committee is responsible for, among other things, reviewing the performance of our chief executive officer and recommending to the board the compensation of our executive officers.

In determining the compensation payable to our executive officers, the compensation committee subjectively evaluated all factors that it deemed material to the determination and relied on its judgment to determine the amount and mix of compensation that it believed appropriate in light of such evaluation and the company’s compensation philosophy. The material factors considered, as described in more detail below, included company financial and operating performance, individual performance, the compensation practices of certain comparison companies, the competitive review of our compensation program for our executive officers prepared by the committee’s compensation consultant, and our chief executive officer’s recommendations concerning compensation (excluding his own compensation). Furthermore, the compensation committee considered the amount and mix of compensation payable to the company’s other executives when it determined appropriate compensation for a specific individual. These factors were considered as a whole without specific weighting of individual factors. The compensation committee did not rely on the achievement of specific performance targets or on formulas (other than for CPS award payouts) in determining compensation, although the committee: (i) considered mid-market compensation levels for similarly situated executives as a frame of reference for its analysis; (ii) generally believes that base salaries should be paid at mid-market levels; and (iii) believes that a larger portion of total compensation should consist of long-term equity incentive compensation as an executive’s level of responsibility increases because this compensation mix promotes a closer identity of long-term interests between executive officers and shareholders. In addition, some elements of Mr. Antenucci’s and Mr. Rakowich’s compensation were affected by the terms of their respective employment agreements. Mr. Schwartz’s compensation in 2007 and 2006 was not affected by the terms of his new employment agreement entered into on March 14, 2008.

For executive officers overall, salaries are paid at mid-market levels for similarly situated executives in accordance with our philosophy of attracting and retaining competent executives (as confirmed by the committee’s independent compensation consultant), and cash bonuses and equity awards are generally targeted at mid-market levels (as confirmed by the committee’s independent compensation consultant). However, individual salaries, actual cash bonuses and equity awards are determined by the compensation committee based on its judgment of the various relevant performance and other factors described in the paragraph above consistent with our variable pay-for-performance (both individual and company) philosophy. In general, cash bonuses in 2007 and 2006 were at or above mid-market levels and equity awards made in 2007 and 2006 were above mid-market levels for similarly situated executives at the comparison group companies as a result of the committee’s judgment of such factors and philosophy. The allocation of equity incentive compensation between share options, RSUs, and CPSs is approximately one-third each based on the compensation committee’s belief that this mix promotes the objectives of long-term shareholder value creation and executive officer retention.

Individual performance factors reviewed and assessed by the compensation committee included the following:

•	the nature and scope of each executive officer’s responsibilities;

•	the effectiveness of each individual executive officer and such officers as a group in enhancing the long-term interests of our shareholders;

•	the success of the executive officer within his or her primary areas of responsibility; and

•	the executive officer’s demonstrated focus on promoting integrity, leadership and positive management behavior within the company.

Significant financial and operating achievements considered by the compensation committee in 2007 included:

•	a significant increase in funds from operations;

•	significant growth in assets owned, managed and under development;

•	a record year for leasing and development starts;

•	growth in same-store net operating income;

•	investment management platform growth through the formation of three new investment funds and the repositioning of one property fund;

•	acquisition of Parkridge Industrial, a significant European developer;

•	acquisition of a portfolio of industrial assets in Japan from Matsushita, a precedent-setting sale/leaseback transaction; and

•	$2.37 billion raised through the placement of convertible notes.

Significant financial and operating achievements considered by the compensation committee in 2006 included:

•	a significant increase in funds from operations;

•	the completion of the initial public offering of ProLogis European Properties;

•	the creation of the ProLogis North American Industrial Fund;

•	a record leasing year in terms of total square feet leased;

•	significant revenue growth;

•	significant growth of assets owned and under management;

•	the growth of our portfolio of assets owned and under management in Japan to over $3 billion;

•	the expansion into new markets in China;

•	the expansion of our business into Mexico City and Guadalajara;

•	the initiation of market-leading sustainability initiatives;

•	the commencement of development of a record $2.54 billion of new properties;

•	the completion of $1.65 billion of unsecured debt transactions in the public markets; and

•	the significant increase in our multi-currency global borrowing capacity.

The compensation committee retained the independent compensation consultant Frederic W. Cook & Co., Inc. to assist the committee in assessing our compensation programs for our executive officers, including the named executive officers. The compensation consultant conducted a comprehensive competitive review of the compensation program for these officers, in terms of both structure and magnitude. Comparisons were made against a group of public real estate investment trusts that compete with us for investor capital, business, and executive talent (including the services of our named executive officers). Our compensation committee regularly evaluates the appropriate companies to include in the comparison group as our business evolves and the competition for talent changes. In addition, the compensation consultant prepared an analysis of our financial performance (including financial data such as one- and three-year total shareholder returns, funds from operations per share growth, and return on invested capital) on a stand-alone basis and as compared with the group of companies used by the compensation committee in setting compensation awards and policies. The comparison group companies consisted of AMB Property Corporation, Apartment Investment & Management Company, Archstone-Smith Trust, AvalonBay Communities, Inc., Boston Properties, Inc., Developers Diversified Realty Corporation, Duke Realty Corporation, Equity Residential, Host Hotels & Resorts Inc., Kimco Realty Corporation, The Macerich Company, Plum Creek Timber Company, Inc., Simon Property Group, Inc., and Vornado Realty Trust. With respect to some of our named executive officers, other than our chief executive officer and our chief financial officer, compensation data for directly comparable executives at such comparison group companies was not always publicly available and the comparative data provided by the compensation consultant for such other officers constituted the best available comparative data in the judgment of the committee. The comparisons and related reports prepared by the compensation consultant constituted a portion of the factors evaluated by the committee but were not solely determinative of any compensation decisions. The committee does not specifically target any compensation amounts payable to our named executive officers to the compensation practices of the comparison group companies, except, in general, for salary. The compensation consultant comparisons and related reports provided the committee with the competitive information for similarly situated executives at the comparison group companies that the committee used as a frame of reference for its analysis as well as the salary data that the committee considered in determining salary levels.

In addition, the compensation committee reviewed and discussed our chief executive officer’s recommendations concerning compensation (excluding his own compensation) and his opinions concerning the performance of the company and our executive and senior officers (excluding his own performance). Our chief executive officer attended the meetings of the compensation committee at which compensation matters (excluding his own compensation) were discussed. He also reviewed the report prepared by the independent compensation consultant retained by the committee and had the ability to discuss such report with both the consultant and the committee. Our chief executive officer’s compensation recommendations and performance opinions were among the factors considered by the committee in determining the amount and mix of compensation but were not solely determinative of any compensation decisions.

After reviewing and discussing the consultant’s findings and the other factors described above, the compensation committee prepared compensation recommendations for each executive officer and other senior officers and concluded that our executive compensation packages are fair, reasonable and competitive and consistent with our compensation philosophy. Our board subsequently reviewed and discussed those compensation recommendations and approved the compensation payable to each named executive officer.

COMPENSATION COMMITTEE REPORT

We, the members of the management development and compensation committee of the board of trustees of ProLogis, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the company, and, based on such review and discussion, have recommended to the board of trustees that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, the company’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended.

Management Development and Compensation Committee:

Donald P. Jacobs (Chair)
Stephen L. Feinberg
William D. Zollars
Andrea M. Zulberti

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2007*

										All
Name and						Stock		Option		Other
Principal		Salary		Bonus		Awards		Awards		Compensation		Total
Position	Year	($)		($)		($)		($)		($)		($)
(a)	(b)	(c)		(d)		(e)		(f)		(i)		(j)
Jeffrey H. Schwartz	2007	$780,000	(1)	$1,872,000	(1)	$2,754,135	(2)	$1,048,420	(3)	$145,526	(4)	$6,600,081
Chief Executive Officer	2006	$675,000	(1)	$1,350,000	(1)	$1,985,950	(2)	$630,160	(3)	$38,168	(4)	$4,679,278
Walter C. Rakowich	2007	$630,000	(1)	$1,344,000	(1)	$2,246,963	(2)	$664,661	(3)	$26,375	(4)	$4,911,999
President and Chief Operating Officer	2006	$600,000	(1)	$1,200,000	(1)	$1,682,887	(2)	$520,742	(3)	$10,632	(4)	$4,014,261
Ted R. Antenucci	2007	$600,000	(1)	$1,320,000	(1)	$3,786,355	(2)	$238,241	(3)	$82,436	(4)	$6,027,032
President and Chief Investment Officer	2006	$552,346	(1)	$1,200,000	(1)	$2,012,968	(2)	$138,247	(3)	$136,579	(4)	$4,040,140
William E. Sullivan**	2007	$375,000	(1)	$800,000	(1)	$174,992	(2)	$—		$162,452	(4)	$1,512,444
Chief Financial Officer
Dessa M. Bokides**	2007	$225,738	(1)	$—		$2,227,198	(2)	$853,249	(3)	$2,078,669	(4)	$5,384,854
Chief Financial Officer	2006	$470,000	(1)	$525,000	(1)	$621,595	(2)	$94,141	(3)	$626,392	(4)	$2,337,128
Edward S. Nekritz	2007	$400,000	(1)	$450,000	(1)	$570,136	(2)	$136,403	(3)	$14,090	(4)	$1,570,629
General Counsel and Secretary	2006	$350,000	(1)	$225,000	(1)	$574,541	(2)	$104,918	(3)	$9,245	(4)	$1,263,704

* Columns (g) and (h) have been omitted from this table because they are not applicable.

** Mr. Sullivan became our chief financial officer on March 31, 2007. Ms. Bokides resigned as our chief financial officer effective March 31, 2007. The terms of the March 18, 2007 agreement with Ms. Bokides relating to her resignation are described below under “— Potential Payments upon Termination or Change in Control.”

(1) The bonuses earned in a fiscal year are paid in January of the subsequent fiscal year (i.e., the bonuses earned in 2007 were paid in January 2008). The amounts presented in columns (c) and (d) include the amount, if any, of the named executive officer’s salary and bonus, respectively, for which payment was deferred at their election. The following table represents the amounts in columns (c) and (d) that each of the named executive officers deferred under the 401(k) Plan, the NSP, or other deferral arrangement in 2007 and 2006. See further discussion under “— Nonqualified Deferred Compensation for Fiscal Year 2007” below.

		401(k) Plan	NSP		Other
		column (c)	column (c)	column (d)	column (d)
Mr. Schwartz	2007	$13,200	$—	$—	$—
	2006	$13,200	$—	$—	$—
Mr. Rakowich	2007	$18,500	$—	$—	$—
	2006	$13,200	$—	$—	$—
Mr. Antenucci	2007	$13,500	$—	$—	$—
	2006	$13,200	$—	$—	$—
Mr. Sullivan	2007	$15,500	$—	$—	$200,000
Ms. Bokides	2007	$13,500	$—	$—	$—
	2006	$13,200	$—	$—	$—
Mr. Nekritz	2007	$13,500	$100,000	$440,728	$—
	2006	$13,200	$70,000	$67,500	$—

(2) The amounts in column (e) represent the compensation expense that we recognized in 2007 and 2006 associated with each of the named executive officer’s outstanding PSAs, CPSs, and RSUs. PSAs, all of which were earned as of December 31, 2005, are valued at the market price of our common shares on the date they were earned. CPSs are valued using a Monte Carlo pricing model described in the narrative discussion that follows the next table. RSUs are valued at the market price of our common shares on the date of grant. The market price represents either the closing price or the average of the high and low trading prices, depending on the date of grant. The table below indicates the total compensation expense that was recognized by us for each named executive officer in 2007 and 2006 and the underlying share awards that are being expensed in each year (share awards are generally expensed over the vesting period).

		PSAs			CPSs			RSUs
				Values (per			Values (per			Values (per	Total
		Expense	Number	share)	Expense	Number	share)	Expense	Number	share)	Expense
Mr. Schwartz	2007	$700,500	30,000	$46.70	$1,069,552	52,072	$52.77 and $67.71	$984,083	87,072	$32.09 to $59.92	$2,754,135
	2006	$1,090,470	48,000	$43.33 and $46.70	$373,425	21,229	$52.77	$522,055	56,229	$32.09 and $45.46	$1,985,950

Mr. Rakowich	2007	$630,450	27,000	$46.70	$550,980	27,626	$52.77 and $67.71	$1,065,533	162,559	$32.09 to $70.95	$2,246,963
	2006	$1,020,420	45,000	$43.33 and $46.70	$256,238	14,567	$52.77	$406,229	44,567	$32.09 and $45.46	$1,682,887

Mr. Antenucci	2007	$373,600	16,000	$46.70	$1,136,535	72,668	$52.77 to $67.71	$2,276,220	256,668	$49.60 to $66.43	$3,786,355
	2006	$373,600	16,000	$46.70	$692,459	66,000	$52.77 to $57.49	$946,909	150,000	$49.60	$2,012,968

Mr. Sullivan	2007	$—	—	—	$—	—	—	$174,992	18,512	$64.82	$174,992

Ms. Bokides	2007	$401,090	9,500	(a)	$215,433	7,432	(a)	$1,610,675	31,553	(a)	$2,227,198
	2006	$221,825	9,500	$46.70	$72,085	4,098	$52.77	$327,685	30,126	$43.57 to $54.51	$621,595

Mr. Nekritz	2007	$116,750	5,000	$46.70	$136,609	6,901	$52.77 and $67.71	$316,777	31,901	$45.46 and $59.92	$570,136
	2006	$235,908	10,500	$43.33 and $46.70	$67,635	3,845	$52.77	$270,998	28,845	$45.46	$574,541

(a) The value of Ms. Bokides’s PSAs, CPSs, and RSUs, for which vesting was accelerated under her resignation agreement, is the closing price of our common shares as of the date the award vested, which was $65.57 per share. The terms of the agreement with Ms. Bokides that provided for the accelerated vesting are described below under “— Potential Payments upon Termination of Change in Control.”

(3) The amounts in column (f) represent the compensation expense that we recognized in 2007 and 2006 associated with each of the named executive officer’s outstanding options to purchase our common shares. We value share options using the Black-Scholes pricing model described in the narrative discussion that follows the next table.

		Share Options
		Expense	Number	Values (per share)
Mr. Schwartz	2007	$1,048,420	597,968	$4.21 to $10.42

	2006	$630,160	491,604	$2.47 to $7.49
Mr. Rakowich	2007	$664,661	425,012	$4.21 to $10.42

	2006	$520,742	420,912	$2.47 to $7.49
Mr. Antenucci	2007	$238,241	118,349	$6.92 and $10.42

	2006	$138,247	80,000	$6.92
Mr. Sullivan	2007	$—	—	—
Ms. Bokides	2007	$853,249	59,007	(a)

	2006	$94,141	53,110	$6.65 and $7.49
Mr. Nekritz	2007	$136,403	83,953	$4.21 to $10.42

	2006	$104,918	86,377	$2.47 to $7.49

(a) The value of Ms. Bokides’s share options, for which vesting was accelerated under her resignation agreement, is determined as the difference between the closing price of our common shares as of the date the option vested, which was $65.57 per share, and the exercise prices of the options, which ranged from $43.57 to $59.92 per share. The terms of the agreement with Ms. Bokides that provided for the accelerated vesting are described below under “— Potential Payments upon Termination of Change in Control.”

(4)	The amounts in column (i) represent the other compensation amounts paid to each of the named executive officers in 2007 and 2006. These amounts include the following items:

			Subsidiary Stock				Relocation Benefits
		401(k)
		Plan		Tax Offset				Tax Offset
		Match	Value(a)	Payment	Insurance	Other(b)	Value	Payment	Perquisites(c)	Totals
Mr. Schwartz	2007	$6,600	$4,000	$2,788	$2,334	$118,582	$10,945	$277	$—	$145,526
	2006	$6,600	$1,000	$698	$2,334	$—	$27,190	$346	$—	$38,168
Mr. Rakowich	2007	$6,750	$4,000	$2,788	$2,334	$—	$—	$—	$10,503	$26,375
	2006	$6,600	$1,000	$698	$2,334	$—	$—	$—	$—	$10,632
Mr. Antenucci	2007	$6,750	$4,000	$2,788	$1,935	$66,963	$—	$—	$—	$82,436
	2006	$6,600	$1,000	$451	$2,334	$108,848	$—	$—	$17,346	$136,579
Mr. Sullivan	2007	$6,750	$—	$—	$1,706	$—	$108,660	$45,336	$—	$162,452
Ms. Bokides	2007	$6,750	$4,000	$1,804	$729	$2,056,459	$8,927	$—	$—	$2,078,669
	2006	$6,600	$1,000	$451	$1,923	$357,015	$175,104	$84,299	$—	$626,392
Mr. Nekritz	2007	$6,750	$4,000	$1,804	$1,536	$—	$—	$—	$—	$14,090
	2006	$6,600	$1,000	$451	$1,194	$—	$—	$—	$—	$9,245

(a) Periodically, we grant shares of stock in our subsidiaries to certain of our officers to enable the subsidiary to meet the ownership requirements for a real estate investment trust.

(b) Other includes the following:

•	Mr. Schwartz: Amount for 2007 represents: (i) taxes of $19,230 paid on his behalf in The Netherlands related to the exercise of options to purchase our common shares that were earned by Mr. Schwartz while he was employed in that country and (ii) costs of $99,352 incurred by us associated with the purchase of Mr. Schwartz’s residence in Florida. Under Mr. Schwartz’s relocation agreement with us, a relocation firm employed by us purchased his home for $3,125,000 in March 2007 and marketed the home for resale at that price. The purchase price was the average value of two independent appraisals of the home. The amount included as compensation for Mr. Schwartz includes closing costs, sales commissions, and transfer taxes.

In addition, we incurred costs of $132,869 in 2007 associated with the relocation firms’ ownership of the home, primarily utilities, interest, maintenance, and insurance. The home was sold in November 2007 for $2,520,000. We do not consider the difference between the purchase price and the sale price or these additional costs to be compensation to Mr. Schwartz and have not included such costs in the Summary Compensation Table for Fiscal Year 2007.

•	Mr. Antenucci: Amount for 2007 includes an employer matching contribution under Mr. Antenucci’s non-qualified deferred compensation plans, which are described below under “— Nonqualified Deferred Compensation for Fiscal Year 2007.”

Mr. Antenucci: Amount for 2006 includes: (i) an employer matching contribution under Mr. Antenucci’s non-qualified compensation plans of $68,843 which are described below under “— Nonqualified Deferred Compensation for Fiscal Year 2007” and (ii) a lump-sum payment of $40,005 associated with unused vacation benefits earned by Mr. Antenucci during his employment with Catellus prior to the 2005 merger.

•	Ms. Bokides: Amount for 2007 includes: (i) a severance payment of $2,050,000 associated with her resignation in March 2007 and (ii) costs associated with an office as provided under the terms of her resignation of $3,859 and a related tax offset payment of $2,600.

Ms. Bokides: Amount for 2006 — Under Ms. Bokides’s relocation agreement with us, a relocation firm employed by us purchased Ms. Bokides’s residence in Connecticut directly from her for $5,000,000 in September 2006 and marketed the home for resale. The purchase price was the average value of two independent appraisals of the home. The $357,015 amount is our estimate of the closing costs, sales commissions and transfer taxes that will ultimately be costs to us related to the transaction with our relocation firm. The actual cost to us may differ from this estimate.

In addition, we incurred costs of $189,365 in 2007 and $44,262 in 2006 associated with the relocation firm’s ownership of the home, primarily interest, utilities, security, maintenance, and insurance, and we bear the market risk associated with the sale of the home. We do not consider these additional costs to be compensation to Ms. Bokides and have not included such costs in the Summary Compensation Table for Fiscal Year 2007.

(c) This column represents the aggregate incremental costs of perquisites or personal benefits received by the named executive officer. An individual perquisite amount is presented if the aggregate amount of the perquisites for the individual is $10,000 or more.

•	Mr. Rakowich: Amount for 2007 includes airline travel club memberships, costs associated with annual health examination, and legal services provided with respect to Mr. Rakowich’s employment agreement.

•	Mr. Antenucci: Amount for 2006 includes airline travel club memberships, a car allowance (benefit was discontinued in May 2006), golf and fitness club memberships (benefit was discontinued in May 2006), and income tax consulting and 2005 income tax preparation services (one-time benefit provided due to the tax impacts of the Catellus merger).

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2007*

					All Other	All Other
					Stock Awards:	Option Awards:
					Number of	Number of
		Estimated Future Payouts Under			Shares	Securities	Exercise or
		Equity Incentive Plan Awards			of Stock	Underlying	Base Price of	Grant Date
	Grant	Threshold	Target	Maximum	or Units	Options	Option Awards	Fair Value
Name	Date	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Jeffrey H. Schwartz	12/18/07	—	36,630	73,260				$2,618,312(1)
	12/18/07				36,641			$2,220,445(2)
	12/18/07					194,530	$60.60	$2,219,587(3)
Walter C. Rakowich	2/21/07				4,933			$349,996(4)
	9/19/07				100,000			$6,643,000(5)
	12/18/07	—	15,125	30,250				$1,081,135(1)
	12/18/07				15,130			$916,878(2)
	12/18/07					80,324	$60.60	$916,497(3)
Ted R. Antenucci	9/19/07				100,000			$6,643,000(6)
	12/18/07	—	6,600	13,200				$471,768(1)
	12/18/07				6,602			$400,081(2)
	12/18/07					35,050	$60.60	$399,921(3)
William E. Sullivan**	5/15/07				18,512			$1,199,948(7)
	12/18/07	—	8,250	16,500				$589,710(1)
	12/18/07				8,252			$500,071(2)
	12/18/07					43,813	$60.60	$499,906(3)
Dessa M. Bokides**	(8)	—	—	—	—	—	—	—
Edward S. Nekritz	12/18/07	—	4,125	8,250				$294,855(1)
	12/18/07				4,126			$250,036(2)
	12/18/07					21,907	$60.60	$249,959(3)

* Columns (c), (d), and (e) have been omitted from this table because they are not applicable.

** Mr. Sullivan became our chief financial officer on March 31, 2007. Ms. Bokides resigned as our chief financial officer effective March 31, 2007. The terms of the March 18, 2007 agreement with Ms. Bokides relating to her resignation are described below under “— Potential Payments upon Termination or Change in Control.”

(1) Represents CPSs that were granted as part of the named executive officer’s 2007 annual equity compensation award. The value in column (l) represents the target payout in column (g) valued at $71.48 per share, which is based on a Monte Carlo pricing model. See additional discussion of CPSs under “— Compensation Discussion and Analysis” and in the narrative discussion that follows these footnotes. Also, with respect to Mr. Rakowich, see the narrative discussion following these footnotes for more information on his employment agreement and the terms of his equity compensation awards.

(2) Represents RSUs that were granted as part of the named executive officer’s 2007 annual equity compensation award. The value in column (l) represents the award in column (i) valued at $60.60 per share, which was the closing price of our common shares on the date of grant. See additional discussion of RSUs under “— Compensation Discussion and Analysis” and in the narrative discussion that follows these footnotes. Also, with respect to Mr. Rakowich, see the narrative discussion following these footnotes for more information on his employment agreement and the terms of his equity compensation awards.

(3) Represents options to purchase our common shares that were granted as part of the named executive officer’s 2007 annual equity compensation award. The value in column (l) represents the award in column (j) valued at $11.41 per share, which is based on the Black-Scholes pricing model. See additional discussion of share options under “— Compensation Discussion and Analysis” and in the narrative discussion that follows these footnotes. Also, with respect to Mr. Rakowich, see the narrative discussion following these footnotes for more information on his employment agreement and the terms of his equity compensation awards.

(4) Mr. Rakowich was granted 4,933 RSUs on February 21, 2007. On each of February 21, 2008, 2009, 2010, and 2011, Mr. Rakowich will vest in 25% of these RSUs that are shown in column (i). The RSUs accrue DEUs over the vesting period, which will vest under the same criteria as the underlying RSUs. The value in column (l) is based on the closing price of our common shares on the date of grant of $70.95 per share. See additional discussion of RSUs under “— Compensation Discussion and Analysis” and in the narrative discussion that follows these footnotes. Also, with respect to Mr. Rakowich, see the narrative discussion following these footnotes for more information on his employment agreement and the terms of his equity compensation awards.

(5) Mr. Rakowich was granted 100,000 RSUs under the terms of his employment agreement with us, dated as of September 19, 2007 and amended and restated on February 6, 2008. The RSUs shown in column (i) will vest as follows: 25,000 on December 31, 2008 and 37,500 on each of December 31, 2009 and 2010. The RSUs accrue DEUs over the vesting period which will vest under the same criteria as the underlying RSUs. The value in column (l) is based on the closing price of our common shares on the date of grant of

$66.43 per share. See additional discussion of RSUs under “— Compensation Discussion and Analysis” and in the narrative discussion that follows these footnotes. Also, with respect to Mr. Rakowich, see the narrative discussion following these footnotes for more information on his employment agreement and the terms of his equity compensation awards.

(6) Mr. Antenucci was granted 100,000 RSUs under the terms of the first amendment to his amended and restated employment agreement with us, dated as of September 19, 2007. The RSUs shown in column (i) will vest on December 31, 2012, provided that he is in our employ as of that date. The RSUs accrue DEUs over the vesting period, which will vest under the same criteria as the underlying RSUs. The value in column (l) is based on the closing price of our common shares on the date of grant of $66.43 per share. See additional discussion of RSUs under “— Compensation Discussion and Analysis” and in the narrative discussion that follows these footnotes. Also, see the narrative discussion following these footnotes for more information Mr. Antenucci’s employment agreement.

(7) Mr. Sullivan was granted 18,512 RSUs on May 15, 2007, in conjunction with his becoming our chief financial officer. On each of May 15, 2008, 2009, 2010, and 2011, Mr. Sullivan will vest in 25% of these RSUs that are shown in column (i), provided that he is in our employ on each date. The RSUs accrue DEUs over the vesting period which will vest under the same criteria as the underlying RSUs. The value in column (l) is based on the closing price of our common shares on the date of grant of $64.82 per share. See additional discussion of RSUs under “— Compensation Discussion and Analysis” and in the narrative discussion that follows these footnotes.

(8) Ms. Bokides resigned as our chief financial officer effective March 31, 2007. Consequently, she was not granted any equity compensation in 2007. See additional information concerning Ms. Bokides’s agreement below under “— Potential Payments upon Termination or Change in Control.”

Narrative Discussion to the Summary Compensation Table for Fiscal Year 2007 and the Grants of Plan-Based Awards for Fiscal Year 2007 Table.

•	General

The compensation packages for the named executive officers include both cash and equity components. The equity component for 2007 included awards of options to purchase our common shares, CPSs and RSUs. The CPSs and RSUs accrue DEUs. Each of these types of awards is more fully described in “— Compensation Discussion and Analysis.” Our compensation committee’s philosophy has been to increase the proportion of equity compensation to total compensation as an executive officer’s level of responsibility increases.

•	Valuation of Awards

Share Options. Options to purchase our common shares are valued using the Black-Scholes model.

2007 Awards: The options issued to our named executive officers in December 2007 have a fair value of $11.41 per share. The assumptions used in the Black-Scholes model to determine this fair value were: a risk-free interest rate of 3.77%, a dividend yield of 3.44%, a volatility rate of 23.45%, and a weighted average option life of 5.8 years.

2006 Awards: The options issued to our named executive officers in December 2006 have a fair value of $10.42 per share. The assumptions used in the Black-Scholes model to determine this fair value were: a risk-free interest rate of 4.50%, a dividend yield of 3.40%, a volatility rate of 19.43%, and a weighted average option life of 5.8 years.

Compensation Expense: The expense in 2007 is associated with options held by our named executive officers that were granted in 2003, 2004, 2005, and 2006. The expense in 2006 is associated with options held by our named executive officers that were granted in 2002, 2003, 2004, and 2005. The fair values and the assumptions used in the Black-Scholes model to determine the fair values for each of these years were as follows (assumptions for 2006 are noted above):

•	2005: Fair values ranging from $6.65 to $7.49 per option for options granted in September 2005 and December 2005, respectively, computed using an average risk-free interest rate of 4.33%, an average dividend yield of 3.92%, an average volatility rate of 20.33%, and a weighted average option life of 5.9 years.

•	2004: Fair value of $5.09 per option for options granted in September 2004 computed using a risk-free interest rate of 3.82%, a dividend yield of 4.27%, a volatility rate of 20.52%, and a weighted average option life of 6.25 years.

•	2003: Fair value of $4.21 per option for options granted in September 2003 computed using a risk-free interest rate of 3.53%, a dividend yield of 4.18%, a volatility rate of 20.14%, and a weighted average option life of 6.25 years.

•	2002: Fair value of $2.47 per options for options granted in September 2002 computed using a risk-free interest rate of 3.04%, a dividend yield of 5.68%, a volatility rate of 20.55%, and a weighted average option life of 6.25 years; in addition, Mr. Schwartz was granted 25,000 options in March 2002 that had a fair value of $2.67 per option computed using a risk-free interest rate of 5.09%, a dividend yield of 6.19%, a volatility rate of 20.18%, and a weighted average option life of 6.25 years.

Contingent Performance Shares. CPSs are valued using a Monte Carlo pricing model. Under this model, historical common share prices for us and fifty other real estate investment trusts over a three-year look back period that matches the vesting period of the award were utilized to generate volatility rates and to measure the correlation in the pattern of returns between the entities. Other inputs to the model include the risk-free interest rate and the length of the performance period. Utilizing these inputs, the total shareholder returns at the end of the performance period for us and the fifty comparison entities were simulated and our ranking in relation to the other entities was used to determine the projected amount of CPSs that will be awarded and the value of the CPSs upon issuance. The Monte Carlo model generates a factor that is scaled to the market price of our common shares on the date of grant thereby generating the fair value of the award.

2007 Awards: The CPSs issued to our named executive officers in December 2007 have a fair value of $71.48 per share. This fair value is based on the closing price of our common shares on the date of grant of $60.60 adjusted by a factor of 1.1796. These awards have a performance period ending on December 31, 2010. Assumptions used to generate this factor include a risk-free interest rate of 3.35% and a look back period ending in December 2007.

2006 Awards: The CPSs issued to our named executive officers in December 2006 have a fair value of $67.71 per share. This fair value is based on the closing price of our common shares on the date of grant of $59.92 adjusted by a factor of 1.13. These awards have a performance period ending on December 31, 2009. Assumptions used to generate this factor include a risk-free interest rate of 4.64% and a look back period ending in December 2006. Additionally, 50,000 CPSs were granted to Mr. Antenucci in May 2006. Of these awards, 25,000 have a performance period ending on December 31, 2009 (fair value of $56.05 per share based on the closing price of our common shares on the date of grant of $49.60 adjusted by a factor of 1.13) and 25,000 have a performance period ending on December 31, 2010 (fair value of $57.49 per share based on the closing price of our common shares on the date of grant of $49.60 adjusted by a factor of 1.159). Assumptions used to generate the 1.13 factor include a risk-free interest rate of 5.10% and a look back period ending in November 2005. Assumptions used to generate the 1.159 factor include a risk-free interest rate of 5.10% and a look back period ending in April 2006.

Compensation Expense: The expense in 2007 is associated with CPSs held by our named executive officers that were awarded in 2005 and 2006. The expense in 2006 is associated with CPSs held by our named executive officers that were awarded in December 2005 and in May 2006 discussed above. The CPSs issued to our named executive officers in December 2005 have a fair value of $52.77 per share. This fair value is based on the closing price of our common shares on the date of grant of $46.70 adjusted by a factor of 1.13. Assumptions used to generate this factor are noted above.

Restricted Share Units and Performance Share Awards. RSUs and PSAs are valued based on the market price of our common shares on the date the awards are granted. The market price represents either the closing price or the average of the high and low trading prices, depending on the date of grant. All RSUs granted in 2007 are valued based on the closing price. No PSAs were granted in 2007.

•	Employment Agreements

We have employment agreements with Mr. Antenucci, Mr. Rakowich, and Mr. Schwartz. Our employment agreement with Mr. Antenucci was entered into on June 5, 2005 and was amended and restated on May 26, 2006. A first amendment to the amended and restated employment agreement was entered into on September 19, 2007. Our employment agreement with Mr. Rakowich was entered into on September 19, 2007 and was amended and restated on February 6, 2008. Our employment agreement with Mr. Schwartz was entered into on March 14, 2008, and is effective as of January 1, 2008.

Mr. Antenucci’s Employment Agreement. The term of the employment agreement with Mr. Antenucci ends on December 31, 2012 and provides for automatic one-year extensions of the term unless we, or Mr. Antenucci, give notice of non-renewal at least three months prior to the last day of the then-current term. The employment agreement provides that Mr. Antenucci will be our President and Chief Investment Officer. Previously, Mr. Antenucci was our President of Global Development and, before joining us, Mr. Antenucci was the president of Catellus, which we merged with in September 2005.

The employment agreement provides that Mr. Antenucci will:

•	receive a minimum annual base salary of $565,000;

•	be eligible for an annual target bonus of $787,500, with the actual amount of the bonus earned based on the satisfaction of applicable goals and objectives, but in no case less than 80 percent of the annual target bonus amount;

•	for each 12-month period during the agreement, be entitled to grants of equity-based awards under our 2006 Long-Term Incentive Plan having an annual aggregate value of $1.2 million; and

•	be eligible to participate in our employee benefit plans made available to similarly situated senior management employees.

Mr. Antenucci’s agreements have provided for the following grants of equity-based awards:

•	80,000 options to purchase our common shares granted under the original agreement on September 15, 2005, with an exercise price of $45.29 per option; 20,000 options vested on each of September 15, 2006 and 2007, and the remaining options will vest in equal amounts on each of September 15, 2008 and 2009 should he be in our employ as of each date;

•	16,000 PSAs granted under the original agreement on September 15, 2005, which were earned on December 31, 2005 and vested and distributed on December 31, 2007; in addition, the original agreement provided that Mr. Antenucci receive an annual grant of 16,000 PSAs or comparable awards during its term; for 2005 Mr. Antenucci was granted 16,000 CPSs in December 2005, with an associated three-year performance period ending on December 31, 2008, over which the CPSs may be earned, provided that he is in our employ as of the end of the performance period; the company performance criteria for these CPSs is consistent with the criteria established for the annual grants of similar awards to other named executive officers in December 2005; this provision was not included in the amended and restated agreement;

•	150,000 RSUs granted under the amended and restated agreement on May 26, 2006, all of which will vest on December 31, 2010, provided that he is in our employ as of that date;

•	50,000 CPSs granted under the amended and restated agreement on May 26, 2006, of which 25,000 may be earned over a performance period ending on December 31, 2009 and 25,000 may be earned over a performance period ending on December 31, 2010, provided that he is in our employ as of the end of each respective performance period; the company performance criteria for these CPSs is consistent with the criteria established for the annual grants of similar awards to named executive officers in December 2005; and

•	100,000 RSUs granted under the first amendment to the amended and restated agreement on September 19, 2007, all of which will vest on December 31, 2012, provided that he is in our employ as of that date.

Mr. Antenucci’s agreement also provides for accelerated vesting of unvested share awards, under certain limited circumstances, including certain events of termination and upon a change in control as described under “— Potential Payments upon Termination or Change in Control.”

Mr. Rakowich’s Employment Agreement. The term of the amended and restated employment agreement with Mr. Rakowich ends on January 1, 2009 and Mr. Rakowich has announced that he plans to retire as of that date. The employment agreement provides that Mr. Rakowich will continue as our President and Chief Operating Officer through January 1, 2009.

The employment agreement provides that Mr. Rakowich will:

•	receive a minimum base salary of $630,000 and a bonus of $840,000 for 2008;

•	be eligible for a target bonus of $840,000 for 2007 with the actual amount of the bonus, as a percentage of the target, to be the same as that awarded to other senior executives for 2007;

•	be entitled to grants of equity-based awards under our 2006 Long-Term Incentive Plan for 2007 having an annual aggregate value of at least $2.75 million;

•	not be entitled to grants of equity-based awards under our 2006 Long-Term Incentive Plan for 2008; and

•	be eligible to participate in our employee benefit plans made available to similarly situated senior management employees.

Under the original agreement, Mr. Rakowich was granted 100,000 RSUs on September 19, 2007, which originally were to vest in equal amounts over a four-year period. However, the amended and restated agreement provides for vesting of 25,000 of the RSUs on December 31, 2008 and 37,500 of the RSUs on each of December 31, 2009 and 2010.

Mr. Rakowich’s agreement also provides for accelerated vesting of unvested and unearned share awards, under certain limited circumstances, including certain events of termination and upon a change in control as described under “— Potential Payments upon Termination or Change in Control.” Further, the employment agreement provides that all unvested share awards as of the date of Mr. Rakowich’s retirement after January 1, 2009 will continue to vest in accordance with the original terms of the share award as if Mr. Rakowich had remained our employee until such time as all awards have vested. As applicable, upon his retirement after January 1, 2009 all of Mr. Rakowich’s share awards shall be amended to include an expiration date equal to the ten-year anniversary of the date of grant.

Mr. Schwartz’s Employment Agreement. On March 14, 2008, we entered into an employment agreement with Mr. Schwartz that was approved by our outside trustees. The agreement is effective as of January 1, 2008. The term of the employment agreement ends on December 31, 2012. The employment agreement provides for Mr. Schwartz’s continued employment as our Chief Executive Officer. The agreement positions his targeted total compensation in the top quartile of the comparison companies described above under “— How Executive Pay Levels are Determined,” but is structured so that top quartile realized or delivered compensation will only result if there are commensurately high total shareholder returns. There are also limitations on the total amount of compensation that could be deliverable under the agreement and post-employment restrictive covenants to protect shareholders.

The employment agreement provides that Mr. Schwartz will:

•	receive an annual base salary of $1,000,000;

•	be eligible for an annual bonus that has a target of 200% of his annual base salary and that shall not be less than zero and not more than 200% of such target amount, provided that the actual amount payable is determined upon the satisfaction of goals and objectives established by the compensation committee;

•	for each calendar year during the term of the agreement, be entitled to grants of time-vested share options and restricted share units under our 2006 Long-Term Incentive Plan having an annual aggregate value at the time of grant of $7,500,000, valued on the same basis as similar grants to other executive officers of the company;

•	be eligible to participate in our employee benefit plans made available to similarly-situated senior management employees; and

•	be eligible for reimbursement of reasonable business expenses (and up to $100,000 for professional fees incurred in negotiating his employment agreement).

In addition, the agreement provides for two retention awards of contingent performance units under our 2006 Long-Term Incentive Plan, which may be earned over the performance period beginning March 14, 2008 and ending December 31, 2012. The company’s performance is measured by the company’s Total Shareholder Return (TSR) during the performance period. TSR is defined in the agreement as the compound annualized internal rate of return on a constant holding of our common shares during the performance period based on the sum of all dividends paid to shareholders during the performance period as if reinvested in additional shares on the dividend payment date and the increase or decrease in the average closing share prices on the 20 trading days immediately preceding the end of the performance period above or below the closing share price at the commencement of the performance period. The awards are as follows:

•	First contingent performance unit award: Mr. Schwartz is awarded 200,000 contingent performance units, and if the TSR for the performance period is 10% or more, then Mr. Schwartz will earn 200,000 units. If the TSR is 5%, then Mr. Schwartz earns only 100,000 units, and he earns none of such first contingent performance units if the TSR is less than 5%. If the TSR falls between the maximum and minimum percentages described above, then the number of units Mr. Schwartz earns is interpolated on a linear basis. No dividend equivalents accrue with respect to the first contingent performance unit award.

•	Second contingent performance unit award: Mr. Schwartz is awarded another 100,000 contingent performance units, and if the TSR for the performance period is 15% or more, then Mr. Schwartz earns 100,000 units, but if the TSR is 10% or less, then Mr. Schwartz earns none of such second contingent performance units. If the TSR is above 10% and below 15%, then the number of units Mr. Schwartz earns is interpolated on a linear basis.

Two types of dividend equivalents accrue with respect to the second contingent performance unit award:

•	The first type of dividend equivalents accrue directly based on the underlying 100,000 unit award. The dividend equivalents that accrue directly on the 100,000 units are earned and vested under the same criteria as the underlying units.

•	The second type accrues indirectly, based on phantom shares and accrues on 200,000 phantom shares if the TSR for the performance period is 10% or more, and accrues on 100,000 phantom shares if the TSR for the performance period is 5%. If the TSR for the performance period is above 5% and below 10%, the number of phantom shares with respect to which the dividend equivalents accrue are interpolated on a linear basis between 100,000 and 200,000. The dividend equivalents on the phantom shares vest under the same criteria as the dividend equivalents that accrue directly on the 100,000 units.

Earned contingent performance unit awards, and the related dividend equivalents on the 100,000 unit award, are payable as shares after the units are vested. Mr. Schwartz will vest in the earned units on December 31, 2012, if he is in our employ on that date.

The agreement provides that, in order to safeguard shareholders against the payment of potentially excessive compensation to Mr. Schwartz in relation to the shareholder value created, the amount of realized or delivered total compensation to be payable to Mr. Schwartz attributable to the agreement (including salary, bonus, option profits, all other earned and vested equity-based awards, and severance payments, as described below, if any) is intended not to exceed $175 million in the aggregate. This amount was chosen because in order to generate such payments based on the total compensation structure provided by the agreement, the TSR would have to exceed 20%.

If the amount of compensation payable to Mr. Schwartz otherwise would exceed $175 million, as determined on December 31, 2012 or his earlier termination date, then the amount of the retention awards in the form of contingent performance units described above shall be reduced, with such reduction first being made from the 100,000 unit award, and then to the extent necessary, from the 200,000 unit award. If the total compensation still exceeds $175 million, vested option awards granted under the agreement will be cancelled to the extent necessary to reduce total compensation to $175 million. If the total amount of compensation still exceeds $175 million after elimination of the retention awards and cancellation of all vested option awards, no further action will be taken to reduce Mr. Schwartz’s total compensation. In addition, if we are required to materially restate or otherwise modify our financial statements, and compensation previously paid to Mr. Schwartz in satisfaction of the achievement of performance goals was based on our financial statements prior to restatement, then Mr. Schwartz will be required to return any such compensation that was previously paid to him that exceeds the amount he would have received based on the restated financial statements.

The agreement includes a non-competition covenant that will generally apply during Mr. Schwartz’s employment and for a period of one year following the termination of Mr. Schwartz’s employment for any reason other than constructive discharge or involuntary termination without cause. The agreement also includes a non-

solicitation covenant that will generally apply during Mr. Schwartz’s employment and for a period of one year following the termination of Mr. Schwartz’s employment for any reason.

The agreement supersedes and replaces all prior and contemporaneous agreements between us and Mr. Schwartz that relate to the same subject matter, including the executive protection agreement, dated as of March 15, 2005, and the confidentiality and noncompetition agreement, dated as of September 8, 1997.

Mr. Schwartz’s agreement is further described under “— Potential Payments upon Termination or Change in Control.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (DECEMBER 31, 2007)*

						Stock Awards
	Option Awards								Equity Incentive		Equity Incentive
								Market	Plan Awards:		Plan Awards:
	Number of	Number of				Number of		Value of	Number of		Market or Payout
	Securities	Securities				Shares or		Shares or	Unearned		Value of Unearned
	Underlying	Underlying				Units of		Units of	Shares, Units or		Shares, Units or
	Unexercised	Unexercised		Option		Stock That		Stock That	Other Rights		Other Rights
	Options	Options		Exercise	Option	Have Not		Have Not	That Have		That Have
	(#)	(#)		Price	Expiration	Vested		Vested	Not Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)	(#)		($)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
Jeffrey H. Schwartz	47,407			$21.09	10/15/08
	67,114			$18.63	9/15/09
	25,000			$22.98	3/18/12
	46,000			$24.76	9/26/12
	75,000			$30.00	9/25/13
	150,000	50,000	(1)	$34.93	9/23/14
	72,802	72,802	(2)	$45.46	12/20/15
	44,341	133,023	(3)	$59.92	12/21/16
		194,530	(4)	$60.60	12/18/17
						11,238	(5)	$712,264
						23,798	(6)	$1,508,317
						36,641	(7)	$2,322,307
									22,477	(8)	$1,424,592
									31,729	(9)	$2,010,984
									36,630	(10)	$2,321,609
Walter C. Rakowich**	40,675			$18.63	9/15/09
	41,814			$24.25	9/14/10
	45,360			$20.68	9/19/11
	71,000			$24.76	9/26/12
	75,000			$30.00	9/25/13
	131,250	43,750	(1)	$34.93	9/23/14
	49,956	49,956	(2)	$45.46	12/20/15
	18,775	56,325	(3)	$59.92	12/21/16
		80,324	(4)	$60.60	12/18/17
						7,711	(5)	$488,723
						10,076	(6)	$638,617
						5,039	(11)	$319,372
						100,718	(12)	$6,383,507
						15,130	(7)	$958,939
									15,423	(8)	$977,510
									13,434	(9)	$851,447
									15,125	(10)	$958,623

(Continued)

						Stock Awards
	Option Awards								Equity Incentive		Equity Incentive
								Market	Plan Awards:		Plan Awards:
	Number of	Number of				Number of		Value of	Number of		Market or Payout
	Securities	Securities				Shares or		Shares or	Unearned		Value of Unearned
	Underlying	Underlying				Units of		Units of	Shares, Units or		Shares, Units or
	Unexercised	Unexercised		Option		Stock That		Stock That	Other Rights		Other Rights
	Options	Options		Exercise	Option	Have Not		Have Not	That Have		That Have
	(#)	(#)		Price	Expiration	Vested		Vested	Not Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)	(#)		($)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
Ted R. Antenucci	40,000	40,000	(13)	$45.29	9/15/15
	9,588	28,761	(3)	$59.92	12/21/16
		35,050	(4)	$60.60	12/18/17
						156,565	(14)	$9,923,090
						5,145	(6)	$326,090
						100,718	(15)	$6,383,507
						6,602	(7)	$418,435
									16,941	(8)	$1,073,721
									26,094	(16)	$1,653,838
									26,094	(17)	$1,653,838
									6,860	(9)	$434,787
									6,600	(10)	$418,308
William E. Sullivan***		43,813	(4)	$60.60	12/18/17
						18,911	(18)	$1,198,579
						8,252	(7)	$523,012
									8,250	(10)	$522,885
Dessa M. Bokides***	—	—		—	—	—		—	—		—
Edward S. Nekritz	14,222			$21.09	10/15/08
	16,107			$18.63	9/15/09
	16,362			$24.25	9/14/10
	17,820			$20.68	9/19/11
	20,000			$24.76	9/26/12
	20,000			$30.00	9/25/13
	15,000	5,000	(1)	$34.93	9/23/14
	13,189	13,188	(2)	$45.46	12/20/15
	4,394	13,182	(3)	$59.92	12/21/16
		21,907	(4)	$60.60	12/18/17
						26,470	(19)	$1,677,669
						2,035	(5)	$128,978
						2,358	(6)	$149,450
						4,126	(7)	$261,506
									4,071	(8)	$258,020
									3,144	(9)	$199,267
									4,125	(10)	$261,443

* Column (d) has been omitted from this table because it is not applicable.

** Under the terms of Mr. Rakowich’s employment agreement, his equity compensation awards will continue to vest in accordance with the original terms of the share award after his planned retirement on January 2, 2009, as if he had remained our employee until such time as all of the unvested awards have vested. See also the narrative discussion preceding this table for more information on Mr. Rakowich’s employment agreement and the terms of his equity compensation awards.

*** Mr. Sullivan became our chief financial officer on March 31, 2007. Ms. Bokides resigned as our chief financial officer effective March 31, 2007. The terms of the March 18, 2007 agreement with Ms. Bokides relating to her resignation are described below under “— Potential Payments upon Termination or Change in Control.”

(1) These options to purchase our common shares will vest and become exercisable on September 23, 2008, should the named executive officer be in our employ as of that date.

(2) These options to purchase our common shares will generally vest and become exercisable in equal amounts on each of December 20, 2008 and 2009, should the named executive officer be in our employ as of each date.

(3) These options to purchase our common shares will generally vest and become exercisable in equal amounts on each of December 21, 2008, 2009, and 2010, should the named executive officer be in our employ as of each date.

(4) These options to purchase our common shares will generally vest and become exercisable in equal amounts on each of December 18, 2008, 2009, 2010, and 2011, should the named executive officer be in our employ as of each date.

(5) The amount in column (g) represents RSUs and associated accrued DEUs that will generally vest in equal amounts on each of December 20, 2008 and 2009, should the named executive officer be in our employ as of each date. The value in column (h) is based on the closing price of our common shares on December 31, 2007 of $63.38 per share.

(6) The amount in column (g) represents RSUs and associated accrued DEUs that will generally vest in equal amounts on each of December 21, 2008, 2009, and 2010, should the named executive officer be in our employ as of each date. The value in column (h) is based on the closing price of our common shares on December 31, 2007 of $63.38 per share.

(7) The amount in column (g) represents RSUs that will generally vest in equal amounts on each of December 18, 2008, 2009, 2010, and 2011, should the named executive officer be in our employ as of each date. The value in column (h) is based on the closing price of our common shares on December 31, 2007 of $63.38 per share.

(8) The amount in column (i) represents the target amount of CPSs and associated accrued DEUs that can generally be earned should: (i) our common shares meet a certain specified performance criterion over a three-year performance period beginning on January 1, 2006 and ending on December 31, 2008 (as more fully described in “— Compensation Discussion and Analysis”) and (ii) the named executive officer be in our employ as of December 31, 2008. The named executive officer can earn between zero and two times the target amount in column (i). The value in column (j) is based on the closing price of our common shares on December 31, 2007 of $63.38 per share.

(9) The amount in column (i) represents the target amount of CPSs and associated accrued DEUs that can generally be earned should: (i) our common shares meet a certain specified performance criteria over a three-year performance period beginning on January 1, 2007 and ending on December 31, 2009 (as more fully described in “— Compensation Discussion and Analysis”) and (ii) the named executive officer be in our employ as of December 31, 2009. The named executive officer can earn between zero and two times the target amount in column (i). The value in column (j) is based on the closing price of our common shares on December 31, 2007 of $63.38 per share.

(10) The amount in column (i) represents the target amount of CPSs that can generally be earned should: (i) our common shares meet a certain specified performance criteria over a three-year performance period beginning on January 1, 2008 and ending on December 31, 2010 (as more fully described in “— Compensation Discussion and Analysis”) and (ii) the named executive officer be in our employ as of December 31, 2010. The named executive officer can earn between zero and two times the target amount in column (i). The value in column (j) is based on the closing price of our common shares on December 31, 2007 of $63.38 per share.

(11) The amount in column (g) represents RSUs and associated accrued DEUs that will vest in equal amounts on each of February 21, 2008, 2009, 2010, and 2011. The value in column (h) is based on the closing price of our common shares on December 31, 2007 of $63.38 per share.

(12) The amount in column (g) represents RSUs and associated accrued DEUs that will vest through December 31, 2010 with 25,000 RSUs and associated DEUs vesting on December 31, 2008 and the remaining 75,000 RSUs and associated accrued DEUs vesting in equal amounts on each of December 31, 2009 and 2010. The value in column (h) is based on the closing price of our common shares on December 31, 2007 of $63.38 per share.

(13) These options to purchase our common shares will vest and become exercisable in equal amounts on each of September 15, 2008 and 2009, should Mr. Antenucci be in our employ as of each date.

(14) The amount in column (g) represents RSUs and associated accrued DEUs, all of which will vest on December 31, 2010, should Mr. Antenucci be in our employ as of that date. The value in column (h) is based on the closing price of our common shares on December 31, 2007 of $63.38 per share.

(15) The amount in column (g) represents RSUs and associated accrued DEUs, all of which will vest on December 31, 2012, should Mr. Antenucci be in our employ as of that date. The value in column (h) is based on the closing price of our common shares on December 31, 2007 of $63.38 per share.

(16) The amount in column (i) represents the target amount of CPSs and associated accrued DEUs that can be earned by Mr. Antenucci should: (i) our common shares meet a certain specified performance criteria over a performance period beginning on May 26, 2006 and ending on December 31, 2009 (as more fully described in “— Compensation Discussion and Analysis”) and (ii) he be in our employ as of December 31, 2009. Mr. Antenucci can earn between zero and two times the target amount in column (i). The value in column (j) is based on the closing price of our common shares on December 31, 2007 of $63.38 per share.

(17) The amount in column (i) represents the target amount of CPSs and associated accrued DEUs that can be earned by Mr. Antenucci should: (i) our common shares meet a certain specified performance criteria over a performance period beginning on May 26, 2006 and ending on December 31, 2010 (as more fully described in “— Compensation Discussion and Analysis”) and (ii) he be in our employ as of December 31, 2010. Mr. Antenucci can earn between zero and two times the target amount in column (i). The value in column (j) is based on the closing price of our common shares on December 31, 2007 of $63.38 per share.

(18) The amount in column (g) represents RSUs and associated accrued DEUs that will vest in equal amounts on each of May 15, 2008, 2009, 2010, and 2011, should Mr. Sullivan be in our employ as of that date. The value in column (h) is based on the closing price of our common shares on December 31, 2007 of $63.38 per share.

(19) The amount in column (g) represents RSUs and associated accrued DEUs that will vest on December 31, 2010, should Mr. Nekritz be in our employ as of that date. The value in column (h) is based on the closing price of our common shares on December 31, 2007 of $63.38 per share.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2007

	Option Awards				Stock Awards
	Number of		Value		Number of		Value
	Shares		Realized		Shares		Realized
	Acquired on		On		Acquired on		On
	Exercise		Exercise		Vesting		Vesting
Name	(#)		($)		(#)		($)
(a)	(b)		(c)		(d)		(e)
Jeffrey H. Schwartz	9,425	(1)	$475,996	(1)	58,649	(2)	$3,678,038	(2)
Walter C. Rakowich	44,980	(1)	$2,132,883	(1)	39,881	(2)	$2,526,876	(2)
	—		$—		7,214	(3)	$436,695	(3)
Ted R. Antenucci	—		$—		—		$—
	—		$—		18,656	(3)	$1,177,804	(3)
William E. Sullivan*	—		$—		—		$—
Dessa M. Bokides*	53,110	(4)	$751,602	(4)	901	(5)	$59,196	(5)
	—		$—		44,118	(6)	$2,892,690	(6)
Edward S. Nekritz	4,712	(1)	$232,132	(1)	5,378	(2)	$340,929	(2)
	—		$—		1,804	(3)	$108,958	(3)

* Mr. Sullivan became our chief financial officer on March 31, 2007. Ms. Bokides resigned as our chief financial officer effective March 31, 2007. The terms of the March 18, 2007 agreement with Ms. Bokides relating to her resignation are described below under “— Potential Payments upon Termination or Change in Control.”

(1) The options to purchase our common shares in column (b) earned DEUs while they were outstanding which were distributed to the named executive officer upon exercise as follows: Mr. Schwartz — 5,192; Mr. Rakowich — 22,847; and Mr. Nekritz — 2,596. The value of these DEUs is not included in column (c). The value in column (c) is the aggregated difference between the market prices at which the named executive officer exercised the options and the exercise prices.

(2) The share awards in column (d) represent either RSUs, PSAs, or associated accrued DEUs that vested to the named executive officer in December 2007 that were scheduled to be distributed in January 2008. The value in column (e) is based on the closing price of our common shares on the respective vesting dates. The receipt of these awards was deferred by the named executive officer generally until January of the calendar year after the year in which the named executive officer’s employment with us terminates. However, certain of Mr. Schwartz’s deferred awards have specified dates of distribution. The deferral of these awards will be reflected as a 2008 contribution to the named executive officer’s deferred equity compensation account in next year’s proxy statement.

(3) The share awards in column (d) represent either RSUs, PSAs, or DEUs that vested to the named executive officer in December 2007 that were distributed in December 2007 or January 2008. The value in column (e) is based on the closing price of our common shares on the respective vesting dates.

(4) Under the terms of the agreement with Ms. Bokides relating to her resignation, Ms. Bokides vested in these previously unvested options. The value in column (c) is the aggregated difference between the market prices at which Ms. Bokides exercised her options and the exercise prices.

(5) Ms. Bokides vested in 901 RSUs and associated accrued DEUs in 2007, prior to her resignation as our chief financial officers and had previously elected to defer receipt of these awards until January of the calendar year after the year in which her employment with us terminated, which was January 2008. These share awards are reflected as a contribution to her deferred equity compensation account in 2007 in the Nonqualified Deferred Compensation for Fiscal Year 2007 table below. The value in column (e) is based on the closing price of our common shares on the vesting date.

(6) Under the terms of the agreement with Ms. Bokides relating to her resignation, Ms. Bokides vested in 44,060 of her previously unvested RSUs, PSAs, CPSs, and associated accrued DEUs. In addition, Ms. Bokides earned and was vested in 58 accrued DEUs associated with her vested RSUs that had previously been deferred. The value in column (e) is based on the closing price of our common shares on the date of her resignation for 44,060 awards and the closing price of our common shares on the vesting dates for the DEUs.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2007

					Aggregate
		Executive		Registrant	Earnings		Aggregate		Aggregate
		Contributions in		Contributions	In		Withdrawals/		Balance at
		Last FY		in Last FY	Last FY		Distributions		Last FYE
Name		($)		($)	($)		($)		($)
(a)		(b)		(c)	(d)		(e)		(f)
Jeffrey H. Schwartz	(1)	$—		$—	$42,399	(2)	$—		$459,041
	(3)	$2,227,038		$—	$299,359	(4)	$—		$7,269,496	(5)
Walter C. Rakowich	(1)	$—		$—	$97,827	(2)	$—		$1,654,150
	(3)	$2,007,476		$—	$244,348	(4)	$—		$5,933,636	(5)
Ted R. Antenucci	(1)	$—		$66,963 (6)	$269,152	(2)	$(5,292,801	)(7)	$944,537
William E. Sullivan*	(3)	$—		$—	$—		$—		$—	(8)
Dessa M. Bokides*	(3)	$123,308		$—	$663	(4)	$—		$123,971	(9)
Edward S. Nekritz	(1)	$167,500	(10)	$—	$114,480	(2)	$—		$1,694,729	(11)
	(3)	$178,117		$—	$7,650	(4)	$—		$185,767	(5)

* Mr. Sullivan became our chief financial officer on March 31, 2007. Ms. Bokides resigned as our chief financial officer effective March 31, 2007. The terms of the March 18, 2007 agreement with Ms. Bokides relating to her resignation are described below under “— Potential Payments upon Termination or Change in Control.”

 (1) Represents the named executive officer’s account activity and fiscal year-end balance in our NSP. Participants in our NSP may defer cash compensation (salary and bonus) under the terms of the plan. Mr. Antenucci participates in two Catellus nonqualified deferred compensation plans (one of which was terminated in 2007) that were assumed by us in 2005 when we merged with Catellus. Mr. Antenucci deferred cash compensation (salary and bonus) earned prior to the merger under the terms of the Catellus plans. The NSP and the Catellus plans are described in more detail in the narrative discussion that follows these footnotes.

 (2) The amount in column (d) represents earnings that are computed based on the specific investment options that are elected by each named executive officer, as more fully described in the narrative discussion that follows these footnotes. These amounts are not included in the named executive officer’s total compensation in the Summary Compensation Table for Fiscal Year 2007.

 (3) Represents the named executive officer’s account activity and fiscal year-end balance with respect to deferred equity compensation. The amounts in column (b) represent the deferral of share awards that vested in 2006 and were scheduled for distribution to the named executive officer in January 2007 and, with respect to Ms. Bokides awards that vested in March 2007. Share awards deferred are reflected as contributions in the year that the distribution is scheduled. Generally, contributions were made as of the first business day in January 2007 and were valued at $60.77 per share award, which was the closing price of our common shares as of December 31, 2006. Ms. Bokides’s deferred share awards in March 2007 were valued at $65.70, the closing price of our common shares on March 15, 2007, the vesting date. The deferral of equity compensation is described in more detail in the narrative discussion that follows these footnotes.

 (4) The amount in column (d) represents the change in the market value of the deferred share awards during the fiscal year (computed as the difference between the value of the participant’s account as of the beginning of the fiscal year, or the value of the deferred share awards as of the date they were contributed to the plan, and the value of the participant’s account as of the end of the fiscal year). These earnings are not included in the named executive officer’s total compensation in the Summary Compensation Table for Fiscal Year 2007. The closing prices of our common shares as of December 31, 2006 ($60.77 per share) and December 31, 2007 ($63.38 per share) were used to determine the market value of the account balance as of each respective date.

 (5) The named executive officers elected to defer certain share awards that were scheduled to be distributed in January 2008 (these share awards vested to the named executive officer in 2007 and are reflected in the Option Exercises and Shares Vested for Fiscal Year 2007 table). These deferred share awards will be reflected as a 2008 contribution to his respective deferred equity compensation account in next year’s proxy statement:

•  Mr. Schwartz: share awards with a value of $3,633,306 as of December 31, 2007.

•  Mr. Rakowich: share awards with a value of $2,527,468 as of December 31, 2007.

•  Mr. Nekritz: share awards with a value of $340,921 as of December 31, 2007.

 (6) Under the terms of Catellus’s plans, Mr. Antenucci elected an earnings enhancement in 2006 that provides for an annual employer contribution equal to 25% of his earnings under the plans for the year. This amount is included in Mr. Antenucci’s total compensation in the Summary Compensation Table for Fiscal Year 2007 for the year 2007.

 (7) The amount in column (e) represents a lump-sum distribution paid to Mr. Antenucci upon termination of one of the two Catellus plans in which he participated in 2007. These plans are described more fully in the narrative discussion that follows these footnotes.

 (8) Mr. Sullivan has elected to defer $200,000 of the bonus that he earned for 2007 that was payable in January 2008 into our common shares. The amount deferred is included in his total compensation in the Summary Compensation Table for Fiscal Year 2007 for the year 2007 and will be reflected as a 2008 contribution to his deferred equity compensation account in next year’s proxy statement.

 (9) Ms. Bokides’ deferred equity compensation awards were distributed to her in 2008.

(10) The amount in column (b) consists of: (i) $100,000 representing the deferral of a portion of Mr. Nekritz’s 2007 salary (this amount is included in Mr. Nekritz’s total compensation in the Summary Compensation Table for Fiscal Year 2007 for the year

2007) and (ii) $67,500 representing the deferral of a portion of Mr. Nekritz’s 2006 bonus that was payable to him in January 2007 (this amount is included in Mr. Nekritz’s total compensation in the Summary Compensation Table for Fiscal Year 2007 for the year 2006).

(11) Mr. Nekritz has elected to defer $440,728 of the bonus that he earned for 2007 that was payable to him in January 2008. The amount deferred is included in his total compensation in the Summary Compensation Table for Fiscal Year 2007 for the year 2007 and will be reflected as a 2008 contribution to the NSP in next year’s proxy statement.

Narrative Discussion to Nonqualified Deferred Compensation for Fiscal Year 2007 Table

The named executive officers may defer portions of their cash compensation and some or all of certain components of their equity compensation. Generally, cash compensation (salary and bonus) is deferred through their participation in our NSP, a nonqualified deferred compensation plan. However, a named executive officer may elect to defer all or a portion of his bonus into our common shares. Equity compensation in which the named executive officer is vested and for which distribution is required under the terms of our equity compensation plans may be deferred at the election of the named executive officer. Generally, the compensation deferred is tax-deferred until it is distributed to the named executive officer. However, amounts deferred may be subject to FICA and Medicare employee and employer taxes in accordance with statutory maximums.

•	Deferred Cash Compensation

NSP. Named executive officers who choose to participate in the NSP may defer up to 35% of their salary and up to 100% of their bonus. The amounts deferred under the NSP earn returns based on the performance of an array of hypothetical investment funds that mirror the investment funds available to participants in our 401(k) Plan. No monies are actually invested in the participant’s name in the selected investment funds. Participants may change their investment choices at any time. NSP accounts are credited with the value of the particular fund or funds selected by the participant, and will continue to be so credited until the account is fully distributed. Because the amounts deferred through the NSP are only “hypothetically” invested, they remain our assets and, as such, they are subject to claims by our general creditors. The “hypothetical” investment funds available to the named executive officers participating in the NSP are all publicly available mutual funds. These investment options are available to all participants in the NSP, as well as to all participants in our 401(k) Plan. Additionally, the named executive officers, as well as all other participants, have the option to invest in our common shares.

Contributions to the NSP are subject to our matching contribution, but only to the extent that our matching contribution associated with the participant’s 401(k) Plan contributions have not met our maximum match of $6,750. We did not make any matching contributions in the NSP for Mr. Schwartz, Mr. Rakowich, or Mr. Nekritz in 2007. Mr. Antenucci, Mr. Sullivan, and Ms. Bokides do not participate in the NSP. Our matching contributions in the NSP, if any, will vest to the participant at a rate of 20% for each year of service with us and become fully vested after five years of service.

NSP account balances must be distributed to the participant upon the termination of their employment with us. Distributions can be paid in a lump sum, annual installments, or a combination of the two, as chosen by the participant at the time of the deferral election. Under certain circumstances, hardship and in-service withdrawals by the participant are allowed; however, a 15% penalty is assessed on all in-service withdrawals.

The investment options that were available to all NSP participants in 2007 and the return earned by these funds in 2007 are as follows:

Vanguard Prime Money Market Fund	5.14%	Vanguard Intermediate-Term Bond Index Fund	7.61%
Vanguard Balanced Index Fund	6.16%	Vanguard Target Retirement 2045	7.47%
Vanguard Target Retirement 2035	7.49%	Vanguard Target Retirement 2025	7.59%
Vanguard Target Retirement 2015	7.55%	Vanguard Target Retirement 2005	8.12%
Vanguard Target Retirement Income Fund	8.17%	Vanguard 500 Index Fund	5.39%
Vanguard Growth Index Fund	12.56%	Vanguard Mid-Cap Index Fund	6.02%
Vanguard REIT Index Fund	(16.46%)	Vanguard Small-Cap Growth Index Fund	9.63%
Vanguard Small-Cap Value Index Fund	(7.07%)	Vanguard Value Index Fund	0.09%
Vanguard Total International Stock Index Fund	15.52%	Allianz CCM Emerging Comp—A	2.27%
Allianz CCM Mid-Cap—A	21.76%	American Beacon International Equity—I	9.73%
Ariel Appreciation Fund	(1.40%)	Artisan International Fund	19.73%
Aston/ABN AMRO Growth—N	4.50%	Davis New York Venture—A	4.97%
Cohen & Steers Realty Shares	(19.19%)	Harbor Capital Appreciation Fund—A	11.98%
Hotchkis & Wiley Mid-Cap Value INS	(16.96%)	Julius Baer International Equity Fund—A	17.56%
Mainstay ICAP Equity Fund—I	6.20%	PIMCO Total Return Fund—A	8.84%
Third Avenue Small-Cap Value Fund	1.38%	Turner Mid-Cap Growth Fund	24.44%
Turner Small-Cap Growth—I	14.29%	Wells Fargo Advant Large-Cap Value Fund—D	(8.90%)
ProLogis Stock Fund	7.33%

Mr. Rakowich elected the self-directed option with respect to a portion of his deferred compensation funds. The weighted average return earned by Mr. Rakowich on these funds in 2007 was 3.91%.

Catellus Plan. The two nonqualified deferred compensation plans in which Catellus employees had participated prior to the merger with us in 2005 were assumed by us and participants who became our employees subsequent to the merger, including Mr. Antenucci, were not required to have their investment balances distributed. Deferral elections made prior to the merger remained in effect, however, no further deferral elections have been allowed after September 2005. The Catellus plans provides for an earnings enhancement election by participants who, on or prior to December 31, 2007, have completed 10 or more years of service or retire on or after the age of 59 1/2. This election results in an employer matching contribution equal to 25% of the earnings in the participant’s account after the election is made. Mr. Antenucci elected this earnings enhancement in 2006 and such company contributions were made in both 2006 and 2007.

Catellus plan account balances must be distributed to the participant upon termination of employment with us or based on an irrevocable election specifying scheduled withdrawals. Distributions can be paid in a lump sum or annual installments, as chosen by the participant at the time of the deferral election. Under certain circumstances, hardship and unscheduled withdrawals by the participant are allowed; however, a 10% penalty is assessed on all unscheduled withdrawals.

In 2007, one of the two Catellus plans was terminated after written consent was obtained by a majority of the plan participants. As such, Mr. Antenucci and the other plan participants received a lump sum distribution in 2007.

The amounts deferred under the Catellus plan earn returns based on the performance of an array of hypothetical investment funds. No monies are actually invested in the participant’s name in the selected investment funds. Participants may change their investment choices at any time. The Catellus plan accounts are credited with the value of the particular fund or funds selected by the participant, and will continue to be so credited until the account is fully distributed. Because the amounts deferred through the Catellus plan are only “hypothetically” invested, they remain our assets and, as such, they are subject to claims by our general creditors.

The investment options that were available to all of the Catellus plan participants in 2007 and the return earned by these funds in 2007 are as follows:

500 Index Trust B	5.25%	Blue Chip Growth Trust	12.82%
Global Bond Trust	9.60%	Growth & Income Trust II	4.07%
Overseas Equity Trust	12.53%	Short-term Bond Trust	3.25%
Small Cap Growth Trust	13.98%	Fixed T-Note	5.07%

•	Deferred Equity Compensation

Named executive officers who elect to defer the receipt of vested share awards or cash bonus will receive the common shares at a future date as specified in their election. Generally, the deferral is effective until January of the calendar year following the year in which the named executive officer’s employment with us terminates. However, the named executive officer may elect to defer the share awards until a specified date, subject to certain limitations.

The deferral of share awards is effective as of the date the share award is scheduled to be distributed, generally within a short period after the award is vested (awards that vest in December are generally distributed on the first business day of January). We value the balance of the named executive officer’s deferred equity compensation account at the closing price of our common shares as of the last trading day of the fiscal year. Contributions are valued at the closing price of our common shares on the day the contribution is made and earnings are computed on the account balance based on the change in the value of our common shares from the beginning of the fiscal year (or from the date of contribution) to the end of the fiscal year.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into executive protection agreements with each of the named executive officers and we have entered into employment agreements with Mr. Antenucci and Mr. Rakowich as described above under “— Grants of Plan-Based Awards for Fiscal Year 2007 — Narrative Discussion to the Summary Compensation Table for Fiscal Year 2007 and the Grants of Plan-Based Awards for Fiscal Year 2007 Table.” On March 18, 2007, we entered into an agreement with Ms. Bokides relating to her resignation as our chief financial officer effective March 31, 2007. The terms of Ms. Bokides’s resignation agreement dated March 18, 2007 are described below under “— Resignation of Ms. Bokides.” Each of these agreements, along with the individual equity compensation award agreements entered into with respect to our 2006 Long-Term Incentive Plan, contain provisions that provide for accelerated vesting of unvested equity awards, under certain limited circumstances, as described below. Mr. Antenucci’s and Mr. Rakowich’s employment agreements and Ms. Bokides’s resignation agreement each further provides for severance payments and the continuation of health and welfare benefits under certain limited circumstances, as described below. Under our company policy, each of the named executive officers would be paid for their earned and unused vacation time upon termination under any termination scenario. Accordingly, such amounts are not included in the amounts presented below. This discussion assumes a termination or change in control as of December 31, 2007, prior to the January 1, 2008, effective date of the new employment agreement with Mr. Schwartz. Therefore, the terms of Mr. Schwartz’s agreement are not included in the amounts presented below. The termination and change in control provisions of that new agreement are generally described below under “— Mr. Schwartz’s New Employment Agreement.”

•	Termination for Reasons other than Change in Control — Death, Disability, or Retirement

The executive protection agreements that we have in place with the named executive officers do not provide for severance payments or continuation of health and welfare benefits in the event of the named executive officer’s death, disability, or retirement. However, the individual equity compensation award agreements with each named executive officer provide for accelerated vesting of unvested equity awards under these three scenarios. Further, Mr. Antenucci’s and Mr. Rakowich’s employment agreements provide for a similar accelerated vesting of unvested equity awards benefit in the event of death or disability.

The estimated value of the accelerated vesting benefit in the event of their death, disability, or retirement is presented below for each named executive officer, except for Ms. Bokides. The terms of Ms. Bokides’s resignation agreement dated March 18, 2007 are described below under “— Resignation of Ms. Bokides.” For purposes of these calculations, we have assumed that the termination under all of the scenarios was effective on December 31, 2007. Accordingly, we have used the closing price of our common shares on December 31, 2007 of $63.38 per share in the calculations. Because these scenarios and the assumptions used in the calculations are hypothetical, the amounts that might be paid in the future should termination under one of these scenarios occur could differ materially from these hypothetical payments.

•	Jeffrey H. Schwartz:	$17,357,254

•	Walter C. Rakowich:	$15,890,855

•	Ted R. Antenucci:	$27,941,925

•	William E. Sullivan:	$2,366,275

•	Edward S. Nekritz:	$3,859,341

The estimates reflect the value of unvested options to purchase our common shares computed as the difference between the closing price and the exercise price of the underlying common share, the full value of earned but unvested RSUs and PSAs and associated accrued DEUs, and the full value of unearned CPSs and associated accrued DEUs, each as of December 31, 2007, where vesting would be accelerated upon the named executive officer’s death, disability, or retirement. For purposes of these calculations, each unearned CPS for which vesting would be accelerated is estimated to be equal to: (i) 192.5% of the target award based on the performance of our common shares under the specified performance criteria during an abbreviated performance period of two years (January 1, 2006 through December 31, 2007, the assumed termination date) for CPSs granted in 2005; (ii) 200% of the target award based on the performance of our common shares under the specified performance criteria during an abbreviated performance period of one year (January 1, 2007 through December 31, 2007, the assumed termination date for CPSs granted in 2006); and (iii) 100% of the target award based on the performance of our common shares under the specified criteria for CPSs granted in December 2007 for which the performance period would not yet have begun based on the assumed termination date of December 31, 2007. Each unearned CPS granted to Mr. Antenucci on May 26, 2006, for which vesting would be accelerated is estimated to equal 200% of the target award, which is based on the performance of our common shares under the specified performance criteria during an abbreviated performance period of less than two years (May 26, 2006, to December 31, 2007, the assumed termination date). The board has the discretion to determine if unearned CPSs may be earned based on an abbreviated performance period. The performance criteria are described more fully under “— Compensation Discussion and Analysis.”

•	Termination not related to a Change in Control — Involuntary Termination Without Cause or Voluntary Termination for Good Reason (Constructive Discharge)

The agreements that we have in place with Messrs. Schwartz, Sullivan, and Nekritz do not provide for benefits (severance payments, continuation of health and welfare benefits, or accelerated vesting benefits) in the event they are terminated under these scenarios (involuntary termination without cause or constructive discharge, not related to a change in control). However, Mr. Antenucci’s and Mr. Rakowich’s employment agreements, as described above under “— Grants of Plan-Based Awards for Fiscal Year 2007 — Narrative Discussion to the Summary Compensation Table for Fiscal Year 2007 and the Grants of Plan-Based Awards For Fiscal Year 2007 Table,” provide for a cash severance payment, the continuation of health and welfare benefits, and the accelerated vesting of their unvested equity awards in the event of involuntary termination without cause or constructive discharge, not related to a change in control, conditioned on Mr. Antenucci’s and Mr. Rakowich’s release of claims. Cause is generally defined in the employment agreement as: (i) the willful and continued failure by the officer to perform the duties that are specified in the agreements; (ii) the engaging in injurious acts to the company by the officer; or (iii) the egregious misconduct on the part of the officer. Voluntary termination for good reason (constructive discharge), as generally defined in the employment agreements, can occur should we: (i) change the officer’s assignments such that they are inconsistent with the duties that are specified in the agreement; (ii) relocate the officer’s place of employment more than 30 miles from the current location; or (iii) not comply with the provisions of the agreements pertaining to the officer’s compensation and benefits.

Because these scenarios and the assumptions used in the calculations are hypothetical, the amounts that might be paid in the future should termination under one of these scenarios occur could differ materially from the hypothetical payment. The total value of these benefits, estimated to be $30,999,943 to Mr. Antenucci and $16,531,822 to Mr. Rakowich, consist of the following:

Mr. Antenucci:

•	a cash severance payment of $3,000,000 — representing Mr. Antenucci’s base salary from the assumed termination date of December 31, 2007 to the end of the current term of the agreement, which is December 31, 2012;

•	the continuation of health and welfare benefits of $58,018 — representing the sum of the estimated costs of providing such benefits to Mr. Antenucci from the assumed termination date of December 31, 2007 to the end of the current term of the agreement, which is December 31, 2012; the costs for each year are the estimated costs for the previous year at an escalation factor of 8%; and

•	accelerated vesting benefit of $27,941,925 — the amount is the same as calculated for Mr. Antenucci above under “— Termination for Reasons other than Change in Control — Death, Disability, or Retirement.”

Mr. Rakowich:

•	a cash severance payment of $630,000 — representing Mr. Rakowich’s base salary from the assumed termination date of December 31, 2007 to the end of the current term of the agreement, which is January 1, 2009;

•	the continuation of health and welfare benefits of $10,967 — representing the sum of the estimated costs of providing such benefits to Mr. Rakowich from the assumed termination date of December 31, 2007 to the end of the current term of the agreement, which is January 1, 2009; and

•	accelerated vesting benefit of $15,890,855 — the amount is the same as calculated for Mr. Rakowich above under “— Termination for Reasons other than Change in Control — Death, Disability, or Retirement.”

•	Terminations following a Change in Control

The executive protection agreements and the individual equity compensation award agreements entered into with respect to the 2006 Long-Term Incentive Plan provide for certain benefits to the named executive officers upon involuntary termination without cause or voluntary termination for good reason (constructive discharge) following a change in control. Under the agreements, a change in control generally occurs upon merger, sale, or disposition of substantially all of our assets, or adoption of a plan of liquidation. Cause is generally defined in the agreements as: (i) the willful and continued failure by the named executive officer to substantially perform his duties; (ii) willfully engaging in injurious acts to the company by the named executive officer; or (iii) egregious misconduct on the part of the named executive officer. Voluntary termination for good reason (constructive discharge), as generally defined in the agreements, can occur should the successor employer: (i) substantially and adversely alter the nature of the named executive officer’s status or responsibilities following the change in control; (ii) fail to comply with the provisions of the applicable agreements pertaining to the named executive officer’s compensation, benefits, or equity compensation; or (iii) fail to assume the terms of the executive protection agreement.

The estimated value of the benefits under these two scenarios is presented below for each of the named executive officers, except for Ms. Bokides. The terms of Ms. Bokides’s resignation agreement dated March 18, 2007 are described below under “— Resignation of Ms. Bokides.” For purposes of these calculations, we have assumed that the termination under both scenarios was effective on December 31, 2007. Accordingly, we have used the closing price of our common shares on December 31, 2007 of $63.38 per share in the calculations. Because these scenarios and the assumptions used in the calculations are hypothetical, the amounts that might be paid in the future should termination under one of these two scenarios occur could differ materially from these hypothetical payments.

			Accelerated Vesting of
Named Executive		Continued Health and	Unvested Equity	Excise Tax
Officer	Cash Severance (1)	Welfare Benefits (2)	Compensation (3)	Gross-Up (4)	Total
Jeffrey H. Schwartz	$5,850,000	$38,504	$17,357,254	$7,867,960	$31,113,718
Walter C. Rakowich	$4,410,000	$43,452	$15,890,855	$5,329,103	$25,673,410
Ted R. Antenucci	$4,275,000	$37,105	$27,941,925	$8,093,862	$40,347,892
William E. Sullivan	$2,000,000	$10,917	$2,366,275	$1,288,269	$5,665,461
Edward S. Nekritz	$1,300,000	$27,619	$3,859,341	$1,489,714	$6,676,674

(1) Cash severance for each named executive officer is computed based on a multiple of the sum of his annual base salary and an annual estimated bonus amount. For Messrs. Schwartz, Rakowich, and Antenucci, this multiple is three, and for Messrs. Sullivan and Nekritz, this multiple is two.

(2) Each named executive officer would receive continued health and welfare benefits for periods of three years (Messrs. Schwartz, Rakowich, and Antenucci) or two years (Messrs. Sullivan and Nekritz) after the termination date. The value of this benefit is the sum of the estimated costs of providing such benefits to the named executive officer over the applicable period with the cost for each year based on the estimated costs for the previous year at an escalation factor of 8%. In addition, the named executive officers would receive outplacement services for up to one year after the termination date. Such benefit is estimated to be $5,000 for each of the named executive officers.

(3) The estimates reflect the value of unvested options to purchase our common shares computed as the difference between the closing price and the exercise price of the underlying common share, the full value of earned but unvested RSUs and PSAs and associated accrued DEUs, and the full value of unearned CPSs and associated accrued DEUs, each as of December 31, 2007, where vesting would be accelerated upon the named executive officer’s termination. The amounts are the same as calculated for each of the named executive officers above under “— Termination for Reasons other than Change in Control — Death, Disability, or Retirement.”

(4) The executive protection agreements with the named executive officers provide for the payment of an “excise tax gross-up” payment. This payment would be made to the named executive officer should he incur an excise tax under Section 4999 of the Code, as a result of an “excess parachute payment” arising from severance payments and the accelerated vesting of unvested equity awards. The “excise tax gross-up” payment is an amount such that, after the payment of the excise tax and all income and excise taxes applicable to the gross-up payment, the named executive officer would receive the same amount of severance had the excise tax not applied. However, for Mssrs. Sullivan and Nekritz, if the excise tax can be avoided by reducing the total severance payment resulting from a change in control by no more than 10%, then the severance payment will be reduced accordingly. Otherwise, Mssrs. Sullivan and Nekritz will receive the full gross-up payment.

•	Mr. Schwartz’s New Employment Agreement

We entered into an employment agreement with Mr. Schwartz on March 14, 2008 as described above under “— Grants of Plan-Based Awards for Fiscal Year 2007 — Narrative Discussion to the Summary Compensation Table for Fiscal Year 2007 and the Grants of Plan-Based Awards for Fiscal Year 2007 Table.” With respect to the retention awards of contingent performance units under the agreement, the performance period will end and Mr. Schwartz may earn the units and vest in the earned units earlier than December 31, 2012 if his employment is involuntarily terminated without cause or by constructive discharge (as described below); if he terminates employment as a result of death or disability; or if a change in control occurs. If any of those events occur, then the performance period will end on the date of termination of employment or the change in control, as applicable. He then would become immediately vested, to the extent earned, in 1.724% of the number of contingent performance units subject to the retention awards for each full month that has elapsed since March 14, 2008 and ending on the last day of the month that is twelve months after the date of termination of employment or change in control. If Mr. Schwartz’s employment is terminated prior to December 31, 2012 for any other reason, and no change in control occurred prior to his termination of employment, then the retention awards will be forfeited.

The agreement provides for an additional payment to Mr. Schwartz if he is required to pay excise taxes on amounts payable to him in relation to a change in control, so that the actual amount he receives as a result of the change in control is not reduced by such excise taxes.

The agreement provides that if Mr. Schwartz’s employment terminates as a result of his death or disability, then he (or his beneficiaries) will not be entitled to severance payments or continued health and dental benefits, but he will be entitled to a pro-rata bonus, based on the number of days he was employed during the fiscal year in which his termination occurs. If Mr. Schwartz’s employment is terminated for cause or if he voluntarily resigns without good reason (i.e., resignation other than constructive discharge), then he is entitled to no payments after his termination of employment and he forfeits all unvested options to purchase our common shares and restricted stock units issued pursuant to the agreement.

In addition, all unvested share options and restricted share units issued pursuant to the agreement vest and become non-forfeitable, and all un-exercisable options to purchase our common shares under the agreement become exercisable on December 31, 2012, or upon an earlier termination of Mr. Schwartz’s employment involuntarily without cause, by constructive discharge, or as a result of his death or disability, regardless of whether a change in control has occurred. Cause is generally defined in the agreement as: (i) the willful and continued failure by the executive to perform the duties that are specified in the agreement; (ii) the engaging in injurious acts to the company by the executive; or (iii) the egregious misconduct on the part of the executive. Voluntary termination for good reason (constructive discharge), as generally defined in the employment agreement, can occur should: (i) we change Mr. Schwartz’s assignments such that they are inconsistent with the duties that are specified in the agreement; (ii) we do not comply with the provisions of the agreement pertaining to Mr. Schwartz’s compensation and benefits; (iii) within 24-months after a change in control, we relocate Mr. Schwartz’s place of employment more than 30 miles from its location immediately prior to the change in control; (iv) we fail to cause a successor employer to assume the terms of the agreement; or (v) within 24-months after a change in control, Mr. Schwartz is not the chief executive officer of a publicly traded entity resulting from the change in control or the publicly traded parent of such entity.

The agreement also provides that if Mr. Schwartz’s employment is involuntarily terminated without cause or by constructive discharge, then Mr. Schwartz will receive severance payments in an amount equal to two times the sum of his annual salary plus target bonus, payable in equal installments for the 24-month period following termination of employment, subject to his release of claims. In addition, Mr. Schwartz will receive continued health and dental benefits for the same 24-month period. If Mr. Schwartz’s termination occurs under the foregoing circumstances upon or within the 24-month period following a change in control (and the change in control constitutes a change in control in accordance with the requirements of section 409A of the Code), then the severance payments described above will be paid to Mr. Schwartz in one lump sum within fourteen days after his release of claims. However, if Mr. Schwartz is considered to be a specified employee within the meaning of section 409A of the Code, payment of severance amounts will not begin until the six-month anniversary of his termination date, to the extent required by section 409A of the Code.

•	Resignation of Ms. Bokides

On March 18, 2007, we entered into an agreement with Ms. Bokides relating to her resignation as our chief financial officer. The agreement provided for Ms. Bokides to continue as our chief financial officer until March 31, 2007, and to provide consulting services to us from such date until April 30, 2007. Ms. Bokides was paid her 2007 base salary until April 30, 2007. On April 2, 2007, Ms. Bokides received a cash payment of $2.05 million. Additionally, certain of Ms. Bokides’s unearned and/or unvested equity awards were deemed to have been earned and to vest as of March 31, 2007. The value of this accelerated vesting benefit was estimated to be $3,752,652 at the time of her resignation, computed as follows:

•	value of 44,626 unvested options to purchase our common shares for which vesting was accelerated under the agreement of $863,639. The value represents the difference between the exercise price of each option and $65.57 (the closing price of our common shares on March 16, 2007, the last trading day prior to the date of the agreement). Under the agreement, 14,380 unvested options to purchase our common shares previously granted to Ms. Bokides were forfeited.

•	full value of 30,064 unvested RSUs and associated accrued DEUs for which vesting was accelerated under the agreement of $1,971,296, based on a value of $65.57 per share (the closing price of our common shares on March 16, 2007, the last trading day prior to the date of the agreement). Under the agreement, 2,500 unvested RSUs previously granted to Ms. Bokides were forfeited.

•	full value of 9,778 unvested PSAs and associated accrued DEUs for which vesting was accelerated under the agreement of $641,143, based on a value of $65.57 per share (the closing price of our common shares on March 16, 2007, the last trading day prior to the date of the agreement).

•	full value of 4,218 unvested and unearned CPSs and associated accrued DEUs which are deemed to be earned as of March 31, 2007 and for which vesting was accelerated under the agreement of $276,574, based on a value of $65.57 per share (the closing price of our common shares on March 16, 2007, the last trading day prior to the date of the agreement). Under the agreement, 3,334 unearned and unvested CPSs previously granted to Ms. Bokides were forfeited.

The agreement further provided that we: (i) pay the incremental cost of health benefits (determined to be the amount that is above the amount that Ms. Bokides was paying prior to her resignation) through December 31, 2008; (ii) provide Ms. Bokides with outplacement services, office space and administrative support; (iii) reimburse Ms. Bokides for up to $10,000 in legal fees; and (iv) provide Ms. Bokides with certain relocation benefits, including moving expenses, temporary storage, closing costs related to a sale of her home, office rent, and associated gross-up payments.

TRUSTEE COMPENSATION FOR FISCAL YEAR 2007*

	Fees Earned or
	Paid in Cash		Stock Awards		Total
Name	($)		($)		($)
(a)	(b)		(c)		(h)
K. Dane Brooksher	$441,500	(1)(2)	$74,997	(3)	$516,497
Stephen L. Feinberg	$90,000	(1)(2)	$74,997	(3)(4)	$164,997
George L. Fotiades	$93,500	(1)(2)	$74,997	(3)(4)	$168,497
Christine N. Garvey	$77,000	(1)(2)	$74,997	(3)(4)	$151,997
Donald P. Jacobs	$95,000	(1)(2)(5)	$74,997	(3)(4)	$169,997
Nelson C. Rising	$74,000	(1)(2)	$74,997	(4)	$148,997
D. Michael Steuert	$84,000	(1)(2)	$74,997	(3)(4)	$158,997
J. Andre Teixeira	$79,312	(1)(5)	$74,997	(3)(4)(6)	$154,309
William D. Zollars	$74,000	(1)(2)	$74,997	(3)(4)	$148,997
Andrea M. Zulberti	$77,000	(1)(2)	$74,997	(3)(4)	$151,997

* Columns (d), (e), (f) and (g) have been omitted from this table because they are not applicable.

(1) Our outside trustees earned the following fees in 2007: (i) a $50,000 annual retainer; (ii) fees for chairing committees of the board; (iii) fees for attendance at meetings of the board; and (iv) fees for attendance at meetings of committees of the board. The trustee fee structure is described in more detail in the narrative discussion that follows these footnotes.

For 2007, all trustees other than Ms. Garvey and Mr. Teixeira elected to defer the receipt of such fees earned until after his or her service on the board is terminated. Ms. Garvey received the fees earned in cash. Prior to 2007, Ms. Garvey had elected to defer the fees earned. The amount of fees earned by Mr. Teixeira are deposited into our Dividend Reinvestment and Share Purchase Plan (DRP) in his name each quarter. See the narrative discussion that follows these footnotes for more information on the payment of fees.

Mr. Brooksher received an additional cash fee of $375,000 in 2007 including: (i) $75,000 in the first quarter of 2007 based on an annualized fee of $300,000 earned as a result of the additional responsibilities that he undertook in his role as chairman and (ii) $300,000 for the last three quarters of 2007 based on an annual fee of $400,000 payable through May 2013 in accordance with the advisory agreement between Mr. Brooksher and us pursuant to which he provides certain strategic advice to the company at the request of our chief executive officer.

(2) As of December 31, 2007, the number of common shares included in each trustee’s hypothetical fee deferral account was as follows:

•	Mr. Brooksher:	3,019
•	Mr. Feinberg:	19,210
•	Mr. Fotiades:	9,261
•	Ms. Garvey:	1,224
•	Mr. Jacobs:	18,182
•	Mr. Rising:	2,324
•	Mr. Steuert:	5,693
•	Mr. Zollars:	10,042
•	Ms. Zulberti:	2,916

(3) The amounts in column (c) represent the compensation expense that we recognized in 2007 associated with the award of 1,157 fully vested Deferred Share Units (DSUs) to each of our outside trustees on May 15, 2007. Each DSU represents one of our common shares and the DSUs are fully vested when they are granted. DSUs accrue DEUs on December 31st of each year that are fully-vested when accrued. The compensation expense associated with the DSUs is based on the closing price of our common shares on the date of grant, which was $64.82 per share. Our trustees have elected to defer receipt of their DSUs and associated accrued DEUs until their service on the board is terminated. We first issued DSUs to our trustees in May 2004. Prior to that date, we issued options to purchase our common shares to our trustees on an annual basis. Upon termination from the board, all of the outstanding share awards earned for service on the board are distributed to the trustee. As of December 31, 2007, our current trustees had the following DSUs and associated accrued DEUs, associated with their service on the board, outstanding:

•	Mr. Brooksher:	3,543
•	Mr. Feinberg:	5,419
•	Mr. Fotiades:	5,419
•	Ms. Garvey:	2,234
•	Mr. Jacobs:	5,419
•	Mr. Rising:	2,234
•	Mr. Steuert:	5,419
•	Mr. Teixeira:	5,419
•	Mr. Zollars:	5,419
•	Ms. Zulberti:	2,234

(4) Previously, we made annual grants of options to purchase our common shares to our outside trustees. The options granted were fully vested and exercisable as of the date of grant. We began granting DSUs to our outside trustees in lieu of the option grants in May 2004. Accordingly, we did not recognize compensation expense in 2007 associated with any options previously granted to our outside trustees. As of December 31, 2007, the outstanding options, all of which are exercisable, and associated accrued DEUs, all of which are fully vested, held by our current trustees associated with their service on the board were as follows:

•	Mr. Feinberg: 15,000 options and 6,032 associated accrued DEUs; exercise prices ranging from $19.75 to $20.80 per option and expiration dates ranging from June 24, 2009 to May 17, 2011.

•	Mr. Fotiades: 10,000 options; exercise prices of $24.47 and $27.56 per option and expiration dates of June 12, 2012 and May 20, 2013.

•	Ms. Garvey: 10,000 options; each with an exercise price of $43.80 and an expiration date of September 22, 2015.

•	Mr. Jacobs: 25,000 options and 6,032 associated accrued DEUs; exercise prices ranging from $19.75 to $27.56 per option and expiration dates ranging from June 24, 2009, to May 20, 2013.

•	Mr. Steuert: 10,000 options; each with an exercise price of $41.13 and an expiration date of May 18, 2015.

•	Mr. Teixeira: 12,500 options and 5,310 associated accrued DEUs; exercise prices ranging from $19.75 to $20.80 per option and expiration dates ranging from June 24, 2009 to May 17, 2011.

•	Mr. Zollars: 10,000 options; exercise prices of $24.47 and $27.56 per option and expiration dates of June 12, 2012 and May 20, 2013.

•	Ms. Zulberti: 10,000 options; each with an exercise price of $41.13 and an expiration date of May 18, 2015.

(5) Trustees may also serve on our advisory committees in addition to their service on our board. The amount in column (b) includes $5,000 of fees earned by Mr. Jacobs for service on our Asia Advisory Committee in 2007 and $11,312 of fees earned by Mr. Teixeira for service on our Europe Advisory Committee in 2007 (representing fees of 8,000 euros converted to U.S. dollars at the applicable currency exchange rate on the date the payments were made). The fees were paid to each trustee in cash.

(6) During 2007, Mr. Teixeira exercised 7,500 options at exercise prices of $20.80 (2,500 options) and $24.47 (5,000 options) for an aggregate exercise price of $174,350. The aggregate value of the common shares received by Mr. Teixeira from the exercises was $526,715, resulting in an aggregate gain to him of $352,365.

Narrative Discussion to the Trustee Compensation for Fiscal Year 2007 Table

The compensation packages for the outside members of our board include both cash and equity components. The equity component is awarded under the terms of the 2000 Share Option Plan for Outside Trustees. Our executive officers who serve as trustees do not receive any additional compensation for service on the board.

The cash component of our compensation to outside trustees consists of an annual retainer and fees for attending meetings and serving on committees. Trustees may defer the receipt of their fees until after their service on our board is terminated. Additionally, trustees may elect to have the amount of fees earned deposited into the DRP. Retainers and fees paid to our outside trustees are as follows:

•	Annual retainer: $50,000.

•	Annual retainer for serving as chairman of a committee: $10,000 except the board governance and nomination committee which is $7,500.

•	Attendance at board meetings: $1,500.

•	Attendance at committee meetings, except for earnings review meetings of the audit committee: $1,500 per meeting.

Fees that are deferred are credited with our common shares to a hypothetical fee deferral account. The number of hypothetical common shares credited is based on the trading prices of our common shares as of the date of deposit. The common shares in the hypothetical account can earn dividends as if the number of common shares in the account were outstanding in the name of the trustee. Upon retirement from the board, the trustee is issued the number of common shares included in his or her hypothetical fee deferral account. However, each participating trustee has elected to defer receipt of such common shares until more than 60 days following his or her retirement.

The equity component of our compensation to trustees consists of annual awards of DSUs that are fully vested as of the date of the grant. We awarded DSUs with a value of approximately $50,000 on the award date, generally at the time of our annual shareholders’ meeting in May, for each of 2004, 2005, and 2006. In 2007, the value of the DSUs awarded to our outside trustees was $75,000. DSUs accrue fully-vested DEUs over the period that the underlying DSUs are outstanding.

Under our share ownership guidelines, trustees are required to own our common shares with an aggregate market value equal to $250,000 (which is five times their annual retainer for 2007). Ownership can be in the form of shares owned outright, vested DSUs, and vested DEUs. Each trustee has three years from the date the guidelines were adopted, or the date on which the trustee became a member of our board, in which to comply with the guidelines.

In 2007, we entered into an advisory agreement with Mr. Brooksher pursuant to which he provides certain strategic advice to the company at the request of our chief executive officer. We pay him an annual fee of $400,000 (payable through June 2013) under the agreement. We provide Mr. Brooksher with office space, administrative and information technology support, secretarial support, and travel assistance under the agreement. We also reimburse Mr. Brooksher for expenses relating to his advisory duties under the advisory agreement.

Mr. Jacobs serves on our Asia Advisory Committee and Mr. Teixeira serves on our Europe Advisory Committee. We compensate Mr. Jacobs and Mr. Teixeira for the services they provide on these committees in the same manner as we compensate the other members of the committees who are not trustees, including reimbursement of reasonable travel costs incurred to attend the committee’s meetings. The amounts paid to Mr. Jacobs and Mr. Teixeira for these services are included in column (b) of the Trustee Compensation Table for Fiscal Year 2007.

We reimburse our trustees for reasonable travel costs incurred to attend the meetings of the board and its committees.

EQUITY COMPENSATION PLANS

The 2006 Long-Term Incentive Plan and the 2000 Share Option Plan for Outside Trustees, as amended and restated in 2004, were the primary vehicles under which we made equity-based compensation awards to our named executive officers and our outside trustees in 2006. However, we do have awards outstanding under previous plans that we no longer use to grant awards. The 2006 Long-Term Incentive Plan is more fully described in “— Compensation Discussion and Analysis.” Each of our plans has been approved by our shareholders. Information regarding the common shares that may be issued under these plans as of December 31, 2007, is as follows:

# of Securities Remaining
	# of Securities to be Issued	Weighted-Average	Available for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (b)
(a)	(b)	(c)	(d)
Equity compensation plans approvedby security holders(1)(2)(3)	9,779,396	$36.63	9,843,784
Equity compensation plans notapproved by security holders(4)	—	—	—

(1) The amount in column (b) includes 7,998,410 common shares that can be issued upon the exercise of outstanding options to purchase our common shares and 1,780,986 outstanding share awards that are fully vested and not subject to forfeiture.

(2) The weighted-average exercise price in column (c) relates to the 7,998,410 outstanding options to purchase our common shares reflected in column (b).

(3) The amount in column (d) includes 5,054,438 common shares that are reserved for issuance under our equity compensation plans and 4,789,346 common shares that are reserved for issuance under our Employee Share Purchase Plan, which was approved by our shareholders in May 2001.

(4) All of our equity compensation plans have been approved by our shareholders.

AUDIT COMMITTEE REPORT

The primary purpose of the audit committee is to assist the board of trustees in its general oversight of our financial reporting process and to approve the selection of our independent registered public accounting firm. The committee is comprised of the four trustees named below. Each member of the committee is independent as defined by the SEC and in the NYSE listing standards. In addition, our board has determined that D. Michael Steuert is both independent and an audit committee financial expert as defined by SEC rules. Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and the effectiveness of the company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and issuing reports thereon. The committee is responsible for overseeing the conduct of these activities. The committee’s function is more fully described in its charter which has been approved by our board. The charter can be viewed, together with any future changes, on our website at http://ir.prologis.com.

We have reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2007, and unaudited financial statements for the quarterly periods ended March 31, June 30, and September 30, 2007, with management and KPMG LLP, the company’s independent registered public accounting firm. We also reviewed and discussed management’s assessment of the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). KPMG LLP has provided to the company the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee has discussed with KPMG LLP its independence. The committee also concluded that KPMG LLP’s performance of non-audit services, as described in the next section, to us and our affiliates is compatible with KPMG LLP’s independence.

Based on the considerations referred to above, the committee recommended to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for 2007. The foregoing report is provided by the following outside trustees, who constitute the committee.

D. Michael Steuert (Chair)
George L. Fotiades
Christine N. Garvey
Donald P. Jacobs

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In addition to retaining KPMG LLP to audit our consolidated financial statements for 2007, we retained KPMG LLP to provide certain tax and other services in 2007. In the course of KPMG LLP’s provision of services on our behalf, we recognize the importance of KPMG LLP’s ability to maintain objectivity and independence in its audit of our financial statements and the importance of minimizing any relationships that could appear to impair that objectivity. To that end, the audit committee has adopted policies and procedures governing the pre-approval of audit and non-audit work performed by our independent registered public accounting firm. The independent registered public accounting firm is authorized to perform specified pre-approved services up to certain annual amounts which vary by the type of service provided. Individual engagements anticipated to exceed pre-established thresholds must be separately approved. All of the fees reflected below for 2007 were either specifically pre-approved by the audit committee or pre-approved pursuant to the audit committee’s Audit and Non-Audit Services Pre-Approval Policy. These policies and procedures also detail certain services which the independent registered public accounting firm is prohibited from providing to the company.

The following table represents fees for professional audit services rendered by KPMG LLP for the audit of the company’s consolidated financial statements for 2007 and 2006 and fees billed for other services rendered by KPMG LLP:

Types of Fees	2007	2006
Audit fees(1)	$3,193,323	$2,279,167
Audit-related fees(2)	22,800	37,500
Tax fees(3)	489,814	491,860
All other fees(4)	—	—

Totals	$3,705,937	$2,808,527

(1) Audit fees consists of fees for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work). Additionally, includes fees for services associated with comfort letters, statutory audits, and reviews of documents filed with the SEC (fees for registration statements and comfort letters in 2007 were $176,450 and 2006 were $131,954).

(2) Audit-related fees consist of fees for assurance and related services that are traditionally performed by KPMG LLP, including employee benefit plan audits.

(3) Tax fees are fees for tax compliance and tax advice.

(4) All other fees include fees billed by KPMG LLP to us for any services not included in the foregoing categories.

RATIFICATION OF THE APPOINTMENT OF	Proposal 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been appointed by the audit committee of the board as our independent registered public accounting firm for the year 2008. KPMG LLP was our independent registered public accounting firm for the year 2007. We are requesting our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2008. In the event shareholders do not approve the appointment, the appointment will be reconsidered by the audit committee.

KMPG LLP representatives are expected to attend the 2008 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The board of trustees unanimously recommends that the shareholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

ADDITIONAL INFORMATION

•  Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, shareholder proposals must be received at our principal executive offices no later than the close of business on November 27, 2008. Proposals should be addressed to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, CO 80239.

•  Shareholder Nominations and Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

For any shareholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at the 2009 annual meeting, our bylaws permit such a presentation if: (i) a shareholder’s written notice of the nominee or proposal and any required supporting information is received by our secretary during the period from 90 to 120 days before the first anniversary date of the previous year’s annual meeting and (ii) it meets the requirements of our bylaws and applicable SEC requirements. For consideration at the 2009 annual meeting, a shareholder nominee or proposal not submitted by the deadline for inclusion in the 2009 proxy statement must be received by us between January 10, 2009 and February 9, 2009. Notices of intention to present proposals at the 2009 annual meeting should be addressed to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, CO 80239.

•  Voting Securities

Common shareholders of record at the close of business on March 13, 2008 will be eligible to vote at the meeting on the basis of one vote for each share held. On such date there were 258,447,910 common shares outstanding. There is no right to cumulative voting and a majority of the holders of outstanding common shares represented in person or by proxy at the 2008 annual meeting will constitute a quorum.

If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form. If you would like to attend the annual meeting and vote these shares in person, you must obtain a proxy from your bank or broker. You must request this form from your bank or broker, they will not automatically supply one to you.

•  Vote Required for Approval

Assuming the presence of a quorum:

(1) trustees must be elected by the vote of a majority of all the votes cast in person or by proxy at the 2008 annual meeting by shareholders entitled to vote. For this purpose, a majority of the votes cast means that the number of common shares that are cast and are voted “for” the election of a trustee must exceed the number of common shares that are withheld from his or her election.

(2) the ratification of the appointment of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the common shares voted in person or by proxy at the 2008 annual meeting by shareholders entitled to vote.

Abstentions and broker non-votes, if any, will have no effect on the outcome of the matters to be voted on at the meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached.

•  Manner for Voting Proxies

The common shares represented by all valid proxies received by phone, by Internet, or by mail will be voted in the manner specified. Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted: (i) for the nominees for trustee named earlier in this proxy statement and (ii) for ratification of the appointment of our independent registered public accounting firm. The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2008 annual meeting of shareholders and any adjournments or postponements of the meeting. The board knows of no other matters that may be presented to the meeting.

•  Solicitation of Proxies

Proxies may be solicited on behalf of the board by mail, telephone, other electronic means, or in person. Copies of proxy material and our 2007 annual report may be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Proxies may be solicited by officers or employees of the company, none of whom will receive additional compensation. We have engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies from shareholders at a fee of approximately $8,000 plus reimbursement of reasonable out-of-pocket expenses.

•  Attendance at the 2008 Annual Meeting

If you are a registered owner of our common shares and plan to attend the 2008 annual meeting in person, just detach and retain the admission ticket attached to your proxy card. Beneficial owners whose ownership is registered under another party’s name and who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, CO 80239. Record owners and beneficial owners (including holders of valid proxies) who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting. Please contact Investor Relations, ProLogis, 4545 Airport Way, Denver, CO 80239, (800) 566-2706 if you need directions to the location of our annual meeting.

•  Electronic Access to Proxy Statement and Annual Report

This proxy statement, form of proxy, and our 2007 annual report are available at http://ir.prologis.com. Shareholders can receive future annual reports, proxy statements, and forms of proxy electronically by registering at http://www.icsdelivery.com/pld. Once registered, you will be notified by e-mail when materials are available electronically for your review. You will also be given a website link to authorize your proxy via the Internet. If your shares are held through a bank, broker, or other holder of record, they can instruct you on selecting this option. You can notify us at any time if you want to resume mail delivery contact Investor Relations, ProLogis, 4545 Airport Way, Denver, CO 80239, (800) 566-2706.

•  Annual Report

Our 2007 annual report, including a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, as amended (which includes our consolidated financial statements), is being mailed to shareholders with this proxy statement. We will provide additional copies of the annual report to requesting shareholders, free of charge, by contacting Investor Relations, ProLogis, 4545 Airport Way, Denver, CO 80239, (800) 566-2706.

•  Delivery of Documents to Shareholders Sharing an Address

If you share an address with any of our other shareholders, your household might receive only one copy of the annual report and proxy statement as part of our Householding Program, which is aimed at reducing costs. To request additional copies of these materials for each shareholder in your household for the current year, please contact Investor Relations ProLogis, 4545 Airport Way, Denver, CO 80239, (800) 566-2706. To revoke your consent for future mailings, please contact Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NJ 11717 (telephone: (800) 542-1061). You will be removed from the Householding Program within 30 days.

•  Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our trustees, certain officers, and certain beneficial owners of our common shares to file reports of holdings and transactions in our common shares with the SEC and the NYSE. Except as provided in the next sentence, based on our records and other information available to us, we believe that, in 2007, all of the above persons and entities met all applicable SEC filing requirements. Mr. Rising failed to file one Form 4 relating to a single transaction on a timely basis in 2007.

•  Other Matters

We do not anticipate any other business to be brought before the 2008 annual meeting. In addition to the scheduled items, however, the meeting may consider properly presented shareholder proposals and matters relating to the conduct of the meeting. As to any other business, the proxies, in their discretion, are authorized to vote on other matters which may properly come before the meeting and any adjournments or postponements of the meeting.

March 27, 2008
Denver, Colorado

Computershare
P.O. BOX 43010
Providence, RI 02940-3010

YOUR VOTE IS IMPORTANT!

AUTHORIZE YOUR PROXY BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 pm Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by ProLogis in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your proxy using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

AUTHORIZE YOUR PROXY BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ProLogis, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Card if you are authorizing your proxy by telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PRLG01	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PROLOGIS
The Board of Trustees recommends a vote FOR the Election of Trustees (Proposal 1).

1.	Election of Trustees:

	Election of the following persons as Trustees Nominees:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	01)	Stephen L. Feinberg	06)	Jeffrey H. Schwartz
	02)	George L. Fotiades	07)	D. Michael Steuert
	03)	Christine N. Garvey	08)	J. André Teixeira
	04)	Lawrence V. Jackson	09)	William D. Zollars
	05)	Donald P. Jacobs	10)	Andrea M. Zulberti	☐	☐	☐

The Board of Trustees recommends a vote FOR Proposal 2.

		For	Against	Abstain

2.	Ratify the appointment of the independent registered public accounting firm for 2008.	☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. If shares are held jointly, each joint tenant should sign. If signing as attorney, executor, administrator, trustee or guardian or as officer of a corporation or other entity, please give full title or capacity in which you are signing.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Signature (PLEASE SIGN WITHIN BOX)	Date

Signature (Joint Owners)	Date

Annual Meeting of Shareholders
ADMISSION TICKET
Friday, May 9, 2008
10:30 a.m. (Mountain Time)
ProLogis
4545 Airport Way
Denver, CO 80239
Please present this ticket for admittance.
CONSENT TO OBTAIN FUTURE SHAREHOLDER-RELATED MATERIALS
ELECTRONICALLY INSTEAD OF BY MAIL
You now have the option to receive future shareholder communications (annual reports, proxy statements, etc.) electronically via the Internet instead of printed materials through the mail. This service is being provided to you as a convenience while representing a cost savings for ProLogis.
If you elect this option, you will be notified by email when materials are available electronically for your review. In the case of proxy materials, you will be provided a link to a designated web site with instructions on how to give your proxy via the Internet.
You can register for this program by giving your proxy through www.proxyvote.com or by going to www.icsdelivery.com/pld and following the instructions provided. To withdraw your participation in the program or to receive printed copies of any of the company’s materials, please contact ProLogis Investor Relations at 1-800-566-2706 or via email at ir@prologis.com.

PROXY
PROLOGIS
THE PROXY IS SOLICITED BY AND ON BEHALF OF
THE BOARD OF TRUSTEES
2008 ANNUAL MEETING OF SHAREHOLDERS
          The undersigned hereby appoints each of Jeffrey H. Schwartz, Walter C. Rakowich and Edward S. Nekritz as proxies for the undersigned with full power of substitution in each of them, to represent the undersigned at the annual meeting of shareholders to be held on May 9, 2008, and at any and all adjournments or postponements thereof with all powers possessed by the undersigned if personally present at the meeting, and to cast at such meeting all votes that the undersigned is entitled to cast at such meeting in accordance with the instructions indicated on the reverse side of this card. If no instructions are indicated, the shares represented by this proxy will be voted FOR the election of the listed nominees for Trustee and FOR the ratification of the appointment of the independent registered public accounting firm for 2008. The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2008 annual meeting of shareholders and any adjournments or postponements of the meeting.
           The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying the Notice, together with this Proxy.
Please sign, date and return this proxy card promptly using the enclosed postage-paid envelope whether or not you plan to attend the meeting. You are encouraged to specify your choice by marking the appropriate boxes —SEE REVERSE SIDE— but you need not mark any boxes if you wish to vote in accordance with the Board of Trustees’ recommendations. The proxies cannot vote the shares unless you sign and return this card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE